Exhibit 10.21
* * * * * * * * * * * * * * * * * * * *
Office Lease
500 West 5th Street
Austin, Texas
* * * * * * * * * * * * * * * * * * * *
Between
Shattuck Labs, Inc.
(Tenant)
and
International Bank of Commerce, Laredo, Texas
(Landlord)
Suite 1200, IBC Bank Plaza
With an
Effective Date of January 8th 2021

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DEFINITIONS SCHEDULE
In the below Definitions Schedule the location of the definition of a term defined in the Key Terms Schedule is identified by Paragraph symbol and the number of the paragraph in which the definition appears (e.g., “Building” is listed as ¶ 1); the location of a definition of a term defined in the Additional Terms and Conditions portion of this Lease is referred to by Section symbol and the number and the letter of section in which the definition appears (e.g., “Operating Cost Report” is listed as “§ 2D(2)”); and the location of the definition of a term defined in an Appendix to this Lease is identified by reference to the Appendix letter and by Paragraph symbol and the number of the paragraph in the Appendix in which the definition appears (e.g., “Tenant Improvements” is listed as “App. C ¶”).

Abated Rent	6
ADA	§ 7
Additional Rent	§ 2C(3)
Affiliate	§ 25C
Annual Base Rent	6
Arbitrator	App. F § 4(a)
Base Rent	6
Base Rental Rate	6
BOMA	§ 2E(3)
Brokers	19
Brokerage Commission	19
Building	1
Building Shell	App. C § 1
Building’s Systems	§ 3C(1); App. D
Business day	§ 25D
Change Orders	App. C § 2(b)(8)
Commencement Date	3
Construction Drawings	App. C § 2(a)(2)
Control	§ 25C
Controllable Operating Expenses	7(a)
Cost Pools	§ 2D(4)(a)
Days	§ 25D
Design Professionals	App. C § 2(b)(2)
Disqualifying Conditions	§ 17B
Effective Date	Intro. Par.
Equitable Adjustment	§ 2D(4)(a)
Excluded Operating Costs	§ 2D(4)(b)
Fiscal Year	§ 2D(4)(e)
Force Majeure	§ 21
Governmental Requirements	§ 5A(4)(c)
Hazardous Substances	§ 26
Included Capital Items	§ 2D(4)(a)
Including	§ 25C
Initial Term	5(a)
Land	1
Landlord	Intro. Par.; § 25C
Landlord’s Broker	19

Landlord’s Base Rent Notice	App. H § 3
Lease	Intro. Par.; App. E
Lease Disposition	§ 17F
Lease Month	§ 2D(4)(f)
Leased Premises	2; App. E
Lease Year	§ 2D(4)(d)
Lease Year 1	§ 2D(4)(d)
Market Base Rent	App. H § 2
Minimum Spaces	§ 4F(1)
Monthly Base Rent	6
Mortgage	§ 16E
Mortgagee	§ 16E
Occupancy	3
Operating Cost Report	§ 2D(2)
Operating Costs	§ 2D(4)(a)
Operating Cost Share Rent	§ 2D(1)
Operator	§ 4F(4)
Project	1
Punch List Items	App. C § 2(b)(6)
Recapture	§ 17F
Re-enter	§ 25C
Re-Entry	§ 25C
Releasing Party	§ 8A
Released Person	§ 8A
Renewal Option	App. F § 1
Renewal Term	App. F § 1
Rent	§ 2A
Rent Tax	§2D(4)(c)
Rentable Square Footage	§ 2E(3)
RSF	§ 2E(3)
Site Improvements	App. C § 1
Soft Costs	App. C § 3(a)
Space Plan	App. C § 2(a)(1)
Substantial Completion Date	App. C §2(b)(6)
Substantial Completion of the Tenant Improvements	App. C § 2(b)(6)
Substantially Completed	App. C § 2(b)(6)
Taxes	§ 2D(4)(c)

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Tenant Delay	App. C § 2(c)(10)
Tenant Improvements	App. C § 2
Tenant Improvement Allowance	App. C § 3(a)
Tenant’s Base Rent Notice	App. H § 3
Tenant’s Broker	19
Tenant’s Contractor	App. C § 2(c)(3)
Tenant’s Contractual Parking Ratio	14(a)
Tenant’s Renewal Notice	App. H § 1
Usable Square Footage	§ 2E(3)
USF	§ 2E(3)
Visible Leased Premises	§ 3C(1)
Work	§ 5A(1)

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OFFICE LEASE
This Office Lease (the “Lease”) is made as of January 8, 2021 (the “Effective Date”), between International Bank of Commerce, Laredo, Texas, a Texas state bank (the “Landlord”), and Shattuck Labs, Inc., a Delaware corporation . The following Key Terms Schedule is an integral part of this Lease. Terms defined in this Key Terms Schedule shall have the same meaning throughout the Lease. Provisions in the Key Terms Schedule are referred to by Paragraph number.
Key Terms Schedule
1.Project. (a) Building. IBC Bank Plaza is a 194,794 Rentable Square Foot, 13 story class “A” building (the “Building”).
(b) Land. The land upon which the Building is built is described as follows (the “Land”):
Lots 1, 2, 3, and 4, Block 51, of the ORIGINAL CITY OF AUSTIN, Travis County, Texas, according to the map or plat thereof, on record at the General Land Office of the State of Texas, together with the south 10’ of the twenty foot 20’ wide alley adjoining Lots 1, 2, 3 and 4 as vacated by the City of Austin by instrument recorded in Volume 659, Page 243 of the Real Property Records of Travis County, Texas.
2.Leased Premises.
(a)The Leased Premises is Suite 1200 (the “Leased Premises” or “Suite 1200”) and outlined and depicted on Appendix A. The following is the Rentable Square Feet (“RSF”) of the Leased Premises and its associated share of Operating Expenses (“Tenant’s Proportionate Share of Operating Expenses”):

Leased Premises	RSF	Operating Expense Proportionate Share
Suite 1200	8,042	4.13%
(b)Right of First Offer. See Appendix H (Right of First Offer).
3.Commencement Date. The “Commencement Date” is the date Rent commences to accrue. The Commencement Date shall be the earlier of the following:
(1)the date Tenant takes Occupancy of any portion of the Leased Premises; or
(2)One hundred twenty (120) days after Delivery Date.
“Occupancy” means Tenant’s possession and use of a portion of the Leased Premises for the conduct of Tenant’s business. For purposes of clarification, Tenant’s early access to the Premises pursuant to Section 4 below shall not be considered Occupancy. Landlord and Tenant shall execute a Commencement Date and Base Rent Confirmation substantially in the form of Appendix D (Commencement Date and Base Rent Confirmation) promptly following the Commencement Date.
“Delivery Date” means the date on which Landlord actually delivers the Leased Premises, in the condition described in Section 3A of this Lease, to Tenant for purposes of construction of the Tenant Improvements. Landlord will cause the Delivery Date to occur within one day after the Effective Date.
4.Early Access. At any time after the Delivery Date, Tenant shall have early access to the Leased Premises to construct the Tenant Improvements, and install furniture, fixtures and/or equipment. Tenant shall not be obligated to pay Rent during such early access period.

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5.Term.
(a)Initial Term. The initial term (the “Initial Term”) of this Lease is 65 Lease Months. The last day of the Initial Term or a Renewal Term is called herein the “Termination Date”.
(b)Option to Renew. See Appendix G (Renewal Option).
6.Base Rental Rate. “Base Rent” is the aggregate of the Annual Base Rent payable by Tenant to Landlord determined in accordance with the Base Rent Chart for the Term of the Lease commencing on the Commencement Date. “Annual Base Rent” is the Base Rent for each of the Lease Years of the Term of this Lease. The “Base Rental Rate” is the amount of Base Rent on a RSF basis. Lease Month 1 begins on the Commencement Date. The Annual Base Rental Rate for Lease Year 1 (Lease Months 1 – 12) is $40.00 per RSF* of the Leased Premises and thereafter the Annual Base Rent increases as follows:
Base Rent Chart

Period	Lease Months	Annual Base Rent
Lease Year 1	Lease Months 1 - 12	$ 40.00/RSF*
Lease Year 2	Lease Months 13 - 24	$ 41.00/RSF
Lease Year 3	Lease Months 25 - 36	$ 42.03/RSF
Lease Year 4	Lease Months 37 - 48	$ 43.08/RSF
Lease Year 5	Lease Months 49 - 60	$ 44.16/RSF
Lease Year 6	Lease Months 61 - 65	$ 45.26/RSF
* Base Rent is abated for Lease Months 1 – 5 (the “Abated Rent”), subject to the terms and conditions of Section 2.C(1).
The Base Rent payable for a Lease Month (the “Monthly Base Rent”) is the Annual Base Rent set out in the above Base Rent Chart times the RSF of the Leased Premises divided by 12.
7.Operating Expenses.
(a)Tenant’s Proportionate Share. See Sections 2C(2) (Operating Cost Share Rent) and 2D (Payment of Operating Cost Share Rent). In addition to the Base Rent, Tenant is responsible for Tenant’s Proportionate Share of Operating Expenses during the Term of this Lease. Tenant’s Proportionate Share of Operating Expenses is set out in Paragraph 2 above.
Notwithstanding anything to the contrary in this Lease, after Lease Year 1 annual increases in Controllable Operating Costs on which Tenant’s Proportionate Share is to be calculated shall be “capped” so as not to exceed increasing more than 6% per annum on cumulative and compounding basis. “Controllable Operating Expenses” are all Operating Expenses other than taxes, utilities, insurance and costs to comply with governmental regulations or laws.
(b)Initial Estimated Operating Cost Share Rent: During the partial 2020, Lease Year Operating Expenses are currently estimated by Landlord to be $26.25 per Rentable Square Foot per year.
(c)Audit Rights. Tenant has Operating Expense audit rights. See Section 2D(3) (Audit Rights).
8.Tenant Improvement Allowance. See Appendix C (Work Letter).
(a)Tenant Improvement Allowance Amount. Landlord shall provide $30.00 per Rentable Square Foot as the Tenant Improvement Allowance for the construction of the Tenant Improvements,

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which allowance shall be disbursed in accordance with the provisions of Appendix C attached hereto.
(b)Space Planning Allowance. Landlord will provide a space planning allowance of $0.12/RSF for Tenant’s architect to perform an initial space plan. The space planning allowance is in addition to the Tenant Improvement Allowance.
9.Construction Process/Tenant Construction Subject to the additional terms and conditions set out in the Lease, including at Appendix C (Work Letter), Tenant shall pay to Landlord a construction supervision fee equal to 1.5% of the hard cost portion of the Tenant Improvements for coordinating with Tenant’s construction manager, general contractor and subcontractors.
10.Assignment and Subletting See Section 16 (Assignment and Sublease).
11.Compliance with Law. See Section 7 (Governmental Requirements and Building Rules).
12.Building Management The Building is professionally managed by Endeavor Real Estate Group and its affiliates.
13.Non-Disturbance Agreement. Currently there is no lien granted by Landlord to a lender on the Project. Concurrently with the closing of any future loan secured by the Project, Landlord’s lender and Tenant are to execute a subordination, non-disturbance and attornment agreement as provided in Section 16 (Subordination to Ground Leases and Mortgages).
14.Parking. See Section 4F (Parking).
(a)Tenant’s Contractual Parking Rate; and Rate. Tenant is to be provided parking on a “must take and pay” basis at a ratio of 2.6 /1,000 RSF (“Tenant’s Contractual Parking Ratio”) at $200/space/month plus sales tax for non-reserved and $275/space/month plus sales tax per reserved space. These parking rates to Tenant may be adjusted from time to time to the market rate(s) for reserved and unreserved parking spaces in comparable buildings in close proximity to the Building.
(b)Designation of Reserved Parking Location. Of these parking spaces, three (3) of the parking spaces shall be reserved and in a location designated by Landlord but subject to Tenant’s approval, not to be unreasonably withheld.
(c)Additional Parking. Tenant may lease on a month-to-month basis additional parking spaces, subject to availability at then market monthly charges plus sales tax.
15.Building Hours. See Section 4A (Heating and Air Conditioning). Tenant shall have access to the Leased Premises 24 hours per day, 7 days per week. Building standard hours, including HVAC service are:
7:00 AM – 6:00 PM Monday – Friday
7:00 AM – 12:00 PM Saturday.
16.After Hours HVAC Charges See Section 4A (Heating and Air Conditioning) and Appendix B (Rules and Regulations). After hours HVAC is available upon demand. The estimated rate per hour is $25.00 for the Leased Premises with a two-hour minimum (it being acknowledged and agreed however that the same is just an estimate and such amount remains to be determined and shall be subject to change in the future).
17.Signage and Directory. See Section 4I (Signs). Landlord provides tenant directory and Building-standard suite signage at Landlord’s expense.

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18.Security Deposit First month’s estimated Rent plus first month’s estimated Base Rent in the amount of $42,006.25 is to be deposited with Landlord on the Effective Date of this Lease
19.Brokers. Endeavor Real Estate Management, LLC is Landlord’s real estate leasing broker for this Lease (the “Landlord’s Broker”). Endeavor Real Estate Management, LLC is Tenant’s real estate leasing broker for this Lease (the “Tenant’s Broker”). The commission (the “Brokerage Commission”) paid or payable by Landlord to Tenant’s Broker is set out in separate written agreements executed by the Landlord and the Tenant’s Broker. Landlord shall pay the commissions of each of Landlord’s Broker and Tenant’s Broker subject to separate written agreement and shall indemnify, defend, and hold Tenant harmless from any claims that may be asserted by either such broker with respect to any such commissions and/or any other amounts that may be claimed by such brokers.

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ADDITIONAL TERMS AND CONDITIONS
1.LEASE AGREEMENT
On the terms stated in this Lease, Landlord leases the Leased Premises to Tenant, and Tenant leases the Leased Premises from Landlord, for the Term beginning on the Commencement Date, and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.
2.RENT.
A.Types of Rent. “Rent” as used in this Lease means Base Rent, Operating Cost Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.
B.Place and Method of Payment. Tenant shall pay the following Rent in the form of a check to Landlord at such address, or by wire transfer to such account, as may be specified from time to time by Landlord to Tenant.
C.Payment of Rent. Tenant is to pay the following types of Rent:
(1)Base Rent. Tenant is to pay Base Rent in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each Lease Month of the Term in the amount set forth on the Key Terms Schedule. If the Term begins on a day other than the first day of a month or ends on a day other than the last day of a month, the Base Rent and Tenant’s Operating Cost Share Rent for such partial month shall be prorated. Notwithstanding the foregoing, Tenant's monthly installment of Base Rent shall be conditionally abated during the first five months of the Term; provided, that notwithstanding such abatement of Base Rent, Tenant’s Operating Cost Share Rent, all other Additional Rent and other sums due under the Lease shall not be abated and shall be payable as provided for in the Lease. The abatement of Base Rent is conditioned upon the full performance by Tenant of all of its obligations under the Lease, and if a default by Tenant occurs and has not been cured within the applicable notice and cure period and Landlord elects to terminate this Lease as a result of such default, then the abatement of Base Rent provided by this Section shall immediately become void and Tenant shall promptly pay Landlord the unamortized amount (using a straight-line or zero percent amortization rate) of the monthly Base Rent abated pursuant hereto.
(2)Operating Cost Share Rent. Tenant is to pay Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs for the applicable Fiscal Year of the Lease, paid monthly in advance in an estimated amount.
(3)Additional Rent. Tenant is to pay as “Additional Rent” all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, including any interest for late payment of any item of Rent.
D.Payment of Operating Cost Share Rent.
(1)Payment of Estimated Operating Cost Share Rent. Landlord shall estimate the Operating Costs of the Project (including Taxes, as defined below) by May 15 of each Fiscal Year. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, but if such revisions by Landlord increase the Operating Costs, not more than once per Fiscal Year. Within 10 days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord 1/12th of Tenant’s Proportionate Share of the estimated Operating Costs, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord 1/12th of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable

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(“Operating Cost Share Rent”). The provisions set forth in this paragraph are subject in all respects to the provisions of Paragraphs 7(a) and 7(b) regarding limitations on increases in Controllable Operating Expenses.
(2)Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year (the “Operating Cost Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant (inclusive of any Equitable Adjustments, as defined below, thereto), and (c) the amount of Operating Cost Share Rent paid by Tenant. Within 20 days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due (or if the Term of this Lease has ended and Tenant has no further obligation to Landlord, then Landlord shall pay such excess to Tenant within 20 days of delivery of such Operating Cost Report).
(3)Audit Right. So long as Tenant is not in default under this Lease beyond any applicable cure periods, Tenant shall have the right to have a certified public accounting firm, acting as Tenant’s agent, and with demonstrated experience in review of leasehold operating expenses (provided that any such 3rd party auditor shall provide such service on a non-contingency basis), examine, copy and audit Landlord’s books and records establishing the Operating Costs for any year for a period of 180 days following the date that Tenant receives the Operating Cost Report for such year from Landlord. Tenant shall give Landlord not less than 15 days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at such place at the Building or such other location in Austin, Texas as Landlord routinely maintains such books and records. All costs of the examination and audit shall be borne by Tenant; provided however, for any Fiscal Year, if the audit shows that the Operating Cost Report being audited was overstated by more than 5%, then Landlord shall pay the reasonable cost of such audit. If, pursuant to the audit, the payments made for such year by Tenant exceed Tenant’s required payment on account thereof for such year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Cost Share Rent (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the payments made by Tenant for such year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within 30 days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s Operating Cost Report for such calendar year.
(4)Definitions.
(a)Included Operating Costs. “Operating Costs” means the following (except to the extent they are Excluded Operating Costs) expenses, costs and disbursements of any kind, paid or incurred by Landlord in connection with the management of the Building (including any market management fee rates, not to exceed 4% of Rent) maintenance, operation, insurance, repair, replacement, safety maintenance, and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease, and including any costs related to maintaining and managing the Building with green building standards (e.g., costs related to maintaining and managing LEED certification). Operating Costs shall also include Taxes and the costs of any capital improvements which are intended to reduce Operating Costs, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to the per annum interest rate publicly announced by a federally insured bank selected by Landlord in which the Building is located as such bank’s prime or base rate, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.
If the Project is not at least 95% occupied during any portion of any Fiscal Year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been

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at least 95% occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. In addition to applying an Equitable Adjustment to Operating Costs actually incurred by Landlord during a Fiscal Year, Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs. Operating Costs shall include expenditures by Landlord to reimburse tenants for the reasonable cost of performing maintenance or repair work which is the responsibility of Landlord to perform but which such tenant has undertaken to perform itself. Landlord may elect to segregate Operating Costs into two or more subcategories. For example, Landlord may segregate electrical costs and/or other utility costs from other Operating Costs. If Landlord elects to make that segregation, Tenant's Proportionate Share of Operating Costs shall be determined separately for each such subcategory by making separate calculations of each subcategory of Operating Costs. In the event Landlord reasonably determines from time to time that measurably different amounts or types of services, work or benefits associated with Operating Costs are being provided to or conferred upon such class or group of tenants, Landlord may (and, in connection with any written request by Tenant for Landlord to so create Costs Pools which request results in Landlord making such determination, Landlord shall) equitably allocate some or all of the Operating Costs for the Project among different portions or occupants of the Project (the "Cost Pools"). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Building and any retail space tenants of the Building. The Operating Costs within each such Cost Pool shall be allocated and charged to the tenants and/or owners within such Cost Pool in a reasonable manner (if not provided for pursuant to separate agreement), but in any event in a fair and equitable manner.
(b)Excluded Operating Costs. Operating Costs shall not include (“Excluded Operating Costs”):
(1)costs of alterations of tenant leased premises;
(2)costs of initial construction of the Building, and the costs of capital improvements other than Included Capital Items;
(3)interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;
(4)real estate brokers’ leasing commissions;
(5)legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;
(6)any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise (or would be entitled to reimbursement had Landlord been in compliance with its insurance obligations hereunder and/or had submitted a claim to its insurer), except by Operating Cost Share Rent;
(7)the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;
(8)depreciation (except on any Included Capital Items);
(9)franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;
(10)legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2D(2) above;
(11)the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building;
(12)fines, penalties and interest;

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(13)collection costs and legal fees paid in disputes with tenants;
(14)costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project);
(15)governmental charges, impositions, penalties or any other costs incurred by Landlord in order to clean up, remediate, remove or abate any Hazardous Materials if such Hazardous Materials were installed or deposited in or on the Project (a) prior to the Commencement Date, or (b) in violation of then applicable law by Landlord, any tenant of the Project, any party expressly permitted by Landlord, or any such tenant to install or deposit such Hazardous Materials in the Project;
(16)bad debt loss, or reserves for bad debt or rent loss;
(17)Advertising and promotional expenditures, or costs for art;
(18)Charitable or political contributions;
(19)Costs incurred in connection with the sale or transfer of the Building, or any portion thereof, including, without limitation, transfer taxes, recording fees, title insurance premiums, appraisal costs and escrow fees;
(20)Costs of correcting defects in the design or construction of renovations to the Building, or any portion thereof, or the material used in the improvements thereto, provided that for the purposes of this subpart, conditions not occasioned by design or construction defects and resulting from ordinary wear and tear and use shall not be deemed defects;
(21)Any amount paid to an owners’ association of which the Building is a part or paid in connection with any covenants, conditions, and restrictions or other title matters affecting Building, if such costs would be excluded from Operating Costs pursuant to other provisions of this Lease;
(22)Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement not otherwise permitted herein
(23)Costs incurred by Landlord due to violations by Landlord or any other tenant of the terms and conditions of any lease of space in the Building; and
(24)The cost of any action that is specifically Landlord’s expense under this Lease or any costs for which Landlord is required to pay or reimburse Tenant.
(c)Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, assessments by any property owners association or under any deed or other restrictive covenants and any tax levied on the rents hereunder or the interest of Landlord under this Lease, including the so-called "margins tax" passed by the Texas Legislature (but only to the extent applicable to revenue received from the Project, and not to any other revenue received by Landlord), as the same may be amended or modified from time to time (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year; provided, however, in any event Taxes will not include any penalties, fees or interest for late payments or Owner’s election to pay Taxes in installments. Any refund or other

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adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes. Upon Tenant’s reasonable request, Landlord agrees to protest any substantial increases in Taxes.
(d)Lease Year. “Lease Year” means Lease Year 1 and each consecutive 12-month period following Lease Year 1. “Lease Year 1” is a 12-month period, beginning with the Commencement Date and extending 12 calendar months thereafter. If the Commencement Date is not the first day of a calendar month, then Lease Year 1 shall be the period from the Commencement Date through the final day of the 12 months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.
(e)Fiscal Year. “Fiscal Year” means the calendar year, except that the first Fiscal Year and the last Fiscal Year of the Term may be a partial calendar year.
(f)Lease Month. “Lease Month” means each of the calendar months occurring during a Lease Year, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Month shall be the period commencing on the Commencement Date and through the final day of the following calendar month.
E.Computation of Base Rent and Rent Adjustments.
(1)Prorations. If the Commencement Date of this Lease is on a day other than the first day of a month, Base Rent and Operating Cost Share Rent shall be prorated for such partial month based on the actual number of days in such month. If the Term of this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent shall be prorated for the applicable Fiscal Year.
(2)Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of (i) the maximum legal rate allowed by law or (ii) 12% per annum.
(3)Rent Adjustments. The square footage of the Leased Premises and the Building set forth in the Schedule have been calculated by the project architect based on the standards of the Building Owners and Managers Association standard method for measuring floor area in office buildings, ANSI/BOMA Z65.1-1996 ("BOMA") of rentable square footage (“RSF” or “Rentable Square Footage”) and usable square footage (“USF” or “Usable Square Footage”) as applied to the finished construction plans for the Building; provided that prior to accepting the Leased Premises for occupancy, Tenant and Landlord shall have the rights to re-measure the Leased Premises and the Building to establish the actual RSF and USF set forth in this Lease. The rentable and usable square footage of the Leased Premises and the Building will be conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Leased Premises or the Building. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.
(4)Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to a refund of any amount from Landlord unless and until such default has been cured and no other defaults by Tenant exist. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent, either party shall pay the full amount due to the other within 15 days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent, without payment of interest.

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3.PREPARATION, CONDITION, POSSESSION AND SURRENDER OF LEASED PREMISES.
A.Condition of Leased Premises. Landlord is leasing the Leased Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Leased Premises, except as otherwise expressly set forth in this Lease. Tenant will cause the Tenant Improvements to be completed in accordance with the Work Letter attached as Appendix C.
B.Tenant’s Possession. Tenant’s taking Occupancy shall be conclusive evidence that the Leased Premises is as of the date of such Occupancy in good order, repair and condition. If Landlord authorizes Tenant to (and Tenant actually takes) Occupancy of the Leased Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre‑Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule prorated for any partial month.
C.Maintenance.
(1)By Tenant. Throughout the Term, Tenant shall maintain the Leased Premises in their condition as of the Commencement Date, loss or damage caused by the elements, ordinary wear and tear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Leased Premises to Landlord in broom‑clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Leased Premises to such condition and Tenant shall pay the cost thereof. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all applicable laws and the equipment manufacturer’s suggested service programs, all portions of the Leased Premises and all areas, improvements and systems exclusively serving the Leased Premises, including the branch lines of the plumbing, electrical and HVAC systems, including all duct work. With respect to any portion of the Leased Premises visible from any common area inside or outside of the Building (the “Visible Leased Premises”), Tenant shall (i) maintain such Visible Leased Premises and furniture, fixtures and equipment located therein in a neat and first-class condition throughout the Term and any extension thereof, (ii) not use the Visible Leased Premises for storage, (iii) obtain Landlord’s prior written consent as to the interior paint color, signage, carpeting, furniture and equipment contained in the Visible Leased Premises, (iv) complete within the Visible Leased Premises any cleaning reasonably requested by Landlord within two business days after Landlord’s written request therefor, and (v) complete within the Visible Leased Premises any repairs reasonably requested by Landlord within five business days after Landlord’s written request therefor. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Project caused by Tenant or its employees, agents, or invitees. If (a) Tenant fails to commence to make such repairs or replacements within 15 days after the occurrence of such damage and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (b) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 30 days after the occurrence of such damage (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Leased Premises, or if such damage occurs inside the Leased Premises but affects the Building’s Systems and/or Building’s structure or any other area outside the Leased Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section, in each case plus an administrative fee of 6% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.
(2)By Landlord. Landlord shall maintain and repair the common areas of the Project, Building’s structure, the core portions of the Building’s Systems (including base electrical, HVAC, life-safety, plumbing and sprinkler systems which do not exclusively serve the Leased Premises), the parking areas and other exterior areas of the Project, including driveways, alleys, landscape and grounds of the Project and utility lines in a good condition, consistent with the operation of similar Class A office buildings in the market in which the Project is located, including maintenance, repair and replacement of the exterior of the Project (including painting), landscaping, sprinkler systems and any items normally associated with the foregoing. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent specifically excluded

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hereunder. In no event shall Landlord be responsible for alterations to the Building’s Structure required by applicable law because of Tenant’s use of the Leased Premises or alterations or improvements to the Leased Premises made by or for Tenant (which alterations shall be made by Landlord at Tenant’s sole cost and expense) (Landlord hereby acknowledges and agrees that it has constructed the Building and the Building systems in a manner that will support normal office use in the Leased Premises). Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially-reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action, and Landlord shall not be liable for failure to make any repairs until receipt of written notice from Tenant of the need for such repairs and a reasonable time for Landlord to commence and complete such repairs.
4.PROJECT SERVICES.
Landlord shall furnish services as follows:
A.Heating and Air Conditioning. During the normal business hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and 7:00 a.m. to 12:00 p.m. on Saturday, excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other holiday taken by tenants occupying at least one‑half of the Rentable Square Feet of office space in the Building, as announced from time to time by Landlord, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s reasonable judgment, for normal business operations, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Leased Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof.
Landlord may furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice and pays Landlord all then current charges for such additional heating or air conditioning including a reasonable estimate of depreciation and administrative costs. Tenant may have automated systems installed during the construction of Tenant Improvements which allow Tenant to control Tenant’s after business hours service demands at Tenant’s expense. Such costs associated with after business hours heating and air conditioning if controlled by Tenant will be billed to Tenant as a customary and reasonable rate.
B.Elevators Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency.
C.Electricity Landlord shall provide sufficient electricity to operate normal office lighting and equipment. Tenant shall not install or operate in the Leased Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use, without obtaining the prior written consent of Landlord. If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, or if Landlord reasonably determines that Tenant is using electricity materially in excess of a normal office tenant, then such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall, at Landlord’s election, be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2C(2) (Operating Cost Share Rent) to pay its Proportionate Share of Operating Costs.
D.Water. Landlord shall furnish tap water for normal office purposes, which is suitable for drinking, dishwashing, ice machine and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.
E.Janitorial Service Landlord shall furnish janitorial services 5 days per week. The current janitorial specifications are attached hereto as Appendix E.

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F.Parking. In the event of any conflict between the terms of this Section 4F, and the terms of Item 14 on the Key Terms Schedule, the terms of Paragraph 14 shall govern and prevail.
(1)Minimum Spaces. Landlord shall provide throughout the term of this Lease and all renewals and extensions thereof 2.6 parking spaces in the garage for every 1,000 Rentable Square Feet of the Leased Premises, and Tenant shall contract for all such spaces on a “must take and pay” basis (the “Minimum Spaces”).
(2)Reserved and Unreserved Spaces. All parking spaces shall be on a non‑reserved, non‑exclusive basis, except as set forth in Section 14(b) of the Key Terms Schedule. Landlord and Tenant shall reasonably agree upon the location of Tenant’s reserved parking spaces on a non‑discriminatory basis.
(3)Additional Contracted Parking. Tenant must notify Landlord of its desire to obtain additional reserved parking contracts and/or contracts for unreserved parking spaces above the Minimum Spaces, and subject to availability, Tenant may lease on a preferential but on a month-to-month basis, and Tenant shall promptly enter into a parking contract for such additional spaces at the monthly charges set forth in Paragraph 14 of the Key Terms Schedule.
(4)Parking Contracts. Tenant must enter into the parking contracts for the Minimum Spaces with Landlord or, if applicable, any parking facility operator (in either event, the “Operator”) on or before the Commencement Date. If Tenant fails to timely execute parking contracts with Landlord or such Operator, or subsequently relinquishes in any manner its reserved parking contracts or unreserved contracts in excess of the Minimum Spaces, the Operator may as its sole remedy execute contracts for such spaces with other tenants or third parties and the Landlord shall be under no obligation to seek restoration of the relinquished reserved contracts or unreserved contracts in excess of the Minimum Spaces or to waive Tenant’s failure to execute said reserved contracts or unreserved contracts in excess of the Minimum Spaces until such spaces become available again, at which time or times, if previously requested by Tenant, Tenant shall be entitled to contract for such spaces.
(5)Rates. Tenant shall be directly responsible to the Operator for the payment of any and all fees and charges for all reserved and non‑reserved parking spaces provided hereunder. Tenant shall enter into parking contracts for all parking spaces provided hereunder which shall contain the same provisions as are usually contained in such contracts with other customers of the Operator. The rates for parking spaces shall be as set forth in Paragraph 14 of the Key Terms Schedule. Tenant shall not tow cars or otherwise enforce its parking rights against third parties unless the operator fails or refuses to do so after written notice from Tenant.
(6)Rules and Regulations. Landlord shall use reasonable efforts to enforce Tenant’s parking rights, however Landlord shall have no liability to Tenant due to Tenant’s inability to utilize parking spaces within the Project. Landlord shall have the right, but not the obligation, to impose reasonable rules and regulations as Landlord may deem necessary to regulate parking within the Project, including registration of license plate numbers for vehicles driven by Tenant’s employees, issuance and monitoring of parking tags or permits and/or controlled access points.
(7)DISCLAIMER. EXCEPT AS PROVIDED IN SECTION 8.B(2), LANDLORD SHALL NOT BE LIABLE FOR ANY DAMAGE OR LOSS TO ANY AUTOMOBILE (OR PROPERTY THEREIN) PARKED IN, ON OR ABOUT SUCH PARKING AREAS, OR FOR ANY INJURY SUSTAINED BY ANY PERSON IN, ON OR ABOUT SUCH AREAS.
(8)Retail Spaces. Landlord shall have the right to designate certain parking spaces as reserved for retail customers during certain days of the week and/or during certain times, as reasonably determined by Landlord; provided, however, such designation does not adversely affect Tenant’s rights hereunder (including Tenant’s rights with respect to the number and agreed upon location of parking spaces).
G.Interruption of Services .If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Except as provided in the next sentence, Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease,

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and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, if Tenant is prevented from making reasonable use of the Leased Premises for more than three consecutive days due to the unavailability of utilities and either the cause of such unavailability is within the reasonable control of Landlord to cure or the unavailability of such utilities was caused by Landlord, Tenant shall, as its exclusive remedy there for, be entitled to an equitable adjustment of Base Rent based on the extent Tenant is prevented from using the Leased Premises for each consecutive day (after such 3-day period) that Tenant is so prevented from making reasonable use of the Leased Premises.
H.Building Access. Landlord shall install and maintain a card‑key or equivalent access control system for entry into the Building and for elevator operation during non‑business hours for the use of Tenant. Landlord shall furnish to Tenant up to 38 access cards (and in the event the Leased Premises is expanded by relocation or exercise of any expansion rights, rights of first refusal, or otherwise, Tenant shall be issued additional access cards at no cost to Tenant in order to maintain access cards in a ratio of 5 per 1000 RSF) which will permit access to the Building, and no Tenant Party shall make a duplicate thereof. Tenant shall pay to Landlord the then-current charge for replacement of any lost access keys or for any additional access keys. If Tenant needs additional parking spaces, Tenant shall be responsible for paying for the additional parking spaces at the rights set forth in Paragraph 14 of the Key Terms Schedule.
I.Signs. Landlord, at its sole cost and expense, shall include Tenant’s name in the Building-standard lobby directory and shall install building standard suite signage next to Tenant’s entrance.
J.Security. Landlord shall provide one on-site security personnel during the Building’s normal business hours. Landlord shall have the right from time to time to adopt such additional policies, procedures and programs as it shall, in Landlord's sole discretion, deem necessary or appropriate for the security of the Building, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord insofar as the same pertain to Tenant, its agents, employees, contractors and invitees. Landlord agrees to maintain access control procedures at all times. Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented. Except as provided in Section 8.B(2), Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord to the maximum extent permitted by law, for (i) any unauthorized or criminal entry of third parties into the Leased Premises or the Building, (ii) any injury to or death of persons, or (iii) any loss of property in and about the Leased Premises or the Building by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord, or any allegation of active or passive negligence on the part of Landlord. Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses.
5.ALTERATIONS AND REPAIRS.
A.Landlord’s Consent and Conditions.
(1)Plans and Specifications. Except as contemplated under Appendix C hereto, Tenant shall not make any improvements or alterations to the Leased Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent (not to be unreasonably withheld or delayed); provided, however, Landlord’s consent will not be required for minor cosmetic alterations (other than changes to paint or carpet in the Visible Leased Premises which require Landlord’s consent) to portions of the Leased Premises other than the Visible Leased Premises (“Cosmetic Alterations”). Prior to the commencement of such work on Cosmetic Alterations, Tenant shall (i) notify Landlord of the details of such Cosmetic Alterations and the name(s) of the contractor(s) performing such Cosmetic Alterations and (ii) provide Landlord with proof of insurance in a form satisfactory to Landlord from the contractor(s) performing such Cosmetic Alterations. Landlord will be deemed to be acting reasonably in withholding its consent

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for any Work which (a) impacts the base structural components or the mechanical, electrical, or plumbing systems of the Building, (b) impacts any other tenant’s leased premises, or (c) is visible from outside the Leased Premises. This paragraph is subject to Section 3C(1).
(2)Costs. Except as contemplated under Appendix C hereto, Tenant shall pay for the cost of all Work.
(3)Trade Fixtures. All Work shall become the property of Landlord upon its installation, except for Tenant’s trade fixtures and for items which Landlord requires Tenant to remove (with such requirement to be specified, if at all, at the time at which the installation thereof is approved by Landlord) at Tenant’s cost at the termination of the Lease pursuant to Section 5E. Tenant shall designate those items which it considers to be its trade fixtures in any request for Landlord’s approval of alterations. Any alterations not designated as such in Tenant’s request shall be deemed not to be trade fixtures. All Tenant Improvements constructed under Appendix C shall become the property of Landlord upon installation, and shall be surrendered to Landlord with the Leased Premises at the termination of this Lease or of Tenant’s right to possession.
(4)Conditions. The following requirements shall apply to all Work, other than the Work to be performed under Appendix C hereto:
(a)Commencement Submittals. Prior to commencement, Tenant shall furnish to Landlord building permits (except with respect to Cosmetic Alterations), certificates of insurance satisfactory to Landlord.
(b)Coordination with Other Contractors. Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.
(c)Governmental Requirements. The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).
(d)No Disruption of Tenants. Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.
(e)Landlord’s Policies, Rules and Procedures. Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed.
(f)Landlord Supervision. Tenant shall permit Landlord to supervise all Work. If Tenant requests that the Landlord’s employees or contractors perform the Work, Landlord may charge a supervisory fee not to exceed 4.5% of the total cost of the Work (which shall include labor, material, and all other hard and soft costs of such Work), or if Tenant elects to perform the Work Tenant will pay Landlord a construction management fee equal to 1.5% of the hard cost portion of the Work. This section shall not apply to construction of the Tenant Improvements by Tenant pursuant to Appendix C.
(g)Completion Submittals. Upon completion (except with respect to Cosmetic Alterations), Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens from all contractors and subcontractors, CADD as‑built plans and specifications, and receipted bills covering all labor and materials, and all other close‑out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects”.
B.Damage to Systems. If any part of the mechanical, electrical or other systems in the Leased Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Leased

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Premises, and Tenant’s fixtures and personal property, in good order, condition and repair (ordinary wear and tear excepted); to the extent Tenant fails to do so within 30 days after written demand by Landlord (or with no demand in the case of an emergency), Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.
C.No Liens Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within 20 days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such 20 day period, provide Landlord adequate security for the lien or claim by bonding in accordance with the Texas Property Code, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may upon prior written notice to Tenant discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.
D.Ownership of Improvements. All Work as defined in this Section 5, together with all partitions, hardware, equipment, machinery and other improvements and fixtures (including, without limitation, supplemental HVAC equipment, generators and UPS systems and related components, but expressly excluding trade fixtures), constructed or installed in or on the Leased Premises by either Landlord or Tenant shall be surrendered to Landlord with the Leased Premises at the termination of the Lease or of Tenant’s right to possession or, if specified by Landlord in its written approval of the Work, be removed from the Leased Premises, at Tenant’s sole cost and expense.
E.Removal at Termination. Upon the termination of this Lease or of Tenant’s right of possession, Tenant shall remove from the Building (i) its trade fixtures, furniture, moveable equipment and other personal property, including any private telephone booths installed by Tenant in the Leased Premises (ii) any improvements which are required to be removed by Tenant pursuant to Section 5D, and (iii) any improvements made by Tenant to any portion of the Building or the Project other than the Leased Premises. For purposes of clarification, Tenant shall not be required to remove the Tenant Improvements or any Cosmetic Alterations so long as such Tenant Improvements and Cosmetic Alterations are included and depicted in the Construction Drawings (hereinafter defined). Landlord reserves the right to require Tenant to remove any Tenant Improvement(s) or Cosmetic Alteration(s) that is not provided for in the Construction Drawings. Furthermore, upon the termination of this Lease or of Tenant’s right of possession, Tenant shall, at the written election of Landlord, either (a) remove any and all computer, telephone, server and fiber cabling installed by or on behalf of Tenant in the Leased Premises or the Building or (b) leave all such cabling installed in place, provided that such cabling shall be in working condition, terminated at both ends at a connector or other similar equipment, and appropriately labeled or tagged. Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may remove, dispose of or store any part thereof in any manner at Tenant’s sole cost. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects hereunder to treat such property as having been abandoned by Tenant, Tenant shall pay to Landlord, upon demand, any reasonable out-of-pocket expenses incurred by Landlord for the removal, repair or disposition of such property.
6.USE OF LEASED PREMISES Tenant shall use the Leased Premises only for general office purposes in compliance with all applicable laws, rules and regulations. Tenant shall not allow any use of the Leased Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Leased Premises, except for normal office supplies in customary amounts. Tenant shall not allow any use of the Leased Premises which would cause the value or utility of any part of the Leased Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Leased Premises, or allow any offensive noise or odor in or around the Leased Premises.

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7.GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Leased Premises, including without limit the Americans with Disabilities Act of 1990 and all regulations thereunder (the "ADA"). Tenant shall, at its expense, be responsible for ADA compliance with respect to the Tenant Improvements constructed by it to the Leased Premises. Landlord shall be permitted to pass-through to Tenant as an Operating Cost the cost of any alterations, additions or improvements required to cause the Building to comply with any amendment of the ADA, ADA regulations or similar laws promulgated after the Commencement Date of this Lease. Accordingly, Landlord shall not pass-through to Tenant as an Operating Cost the cost of any alterations, additions or improvements required to cause the Building to comply with the ADA as it exists before the Commencement Date of this Lease. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Tenant Improvements comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant; and if any governmental authority shall deem the Leased Premises to be a “place of public accommodation” under the ADA or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Leased Premises under such laws. If, solely as a result of Tenant’s use and occupancy of the Leased Premises, or the making of any alterations, additions or improvements therein, any additions, alterations or improvements shall be required to be made by Landlord to any part of the Leased Premises or the Building to comply with any requirements of the ADA, Tenant shall reimburse Landlord on demand for the cost incurred by Landlord to effect such compliance. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord. To the extent any such rules and regulations are in conflict with the terms of this Lease, then the Lease terms shall control. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord’s “Policies, Rules and Regulations for Construction Projects.”
8.WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.
A.WAIVER OF CLAIMS. TO THE EXTENT PERMITTED BY LAW, EACH OF TENANT AND LANDLORD (THE “RELEASING PARTY”) WAIVES AND RELEASES ANY CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS (THE “RELEASED PERSONS”) FOR BUSINESS INTERRUPTION OR DAMAGE TO PROPERTY SUSTAINED BY THE RELEASING PARTY AS THE RESULT OF ANY ACT OR OMISSION OF THE RELEASED PERSON, BUT ONLY TO THE EXTENT COVERED UNDER POLICIES OF PROPERTY INSURANCE CARRIED BY THE RELEASING PARTY. THE WAIVER OF CLAIMS CONTAINED IN THIS SECTION 8A (A) WILL SURVIVE THE END OF THE TERM AND (B) WILL APPLY EVEN IF THE LOSS IS CAUSED IN WHOLE OR IN PART BY THE ORDINARY NEGLIGENCE OR STRICT LIABILITY OF THE RELEASED PERSONS BUT WILL NOT APPLY TO THE EXTENT A LOSS OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE RELEASED PERSONS.
B.INDEMNIFICATION.
(1)TENANT. SUBJECT TO THE WAIVER SET FORTH IN SECTION 8.A ABOVE, TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ANY CLAIM BY ANY THIRD PARTY FOR INJURY TO ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY OCCURRING IN THE PROJECT AND ARISING FROM THE USE OR OCCUPANCY OF THE LEASED PREMISES OR FROM ANY OTHER ACT OR OMISSION OR NEGLIGENCE OF TENANT OR ANY OF TENANT’S EMPLOYEES OR AGENTS. TENANT’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE END OF THE TERM OF THIS LEASE.
(2)LANDLORD. SUBJECT TO THE WAIVER SET FORTH IN SECTION 8.A ABOVE, LANDLORD SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS TENANT AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ANY CLAIM BY ANY THIRD PARTY FOR INJURY TO ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY OCCURRING IN THE PROJECT AND ARISING FROM ANY ACT OR OMISSION OR NEGLIGENCE OF LANDLORD OR

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ANY OF LANDLORD’S EMPLOYEES OR AGENTS. LANDLORD’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE END OF THE TERM OF THIS LEASE.
(3)PROPORTIONATE RESPONSIBILITY. THE INDEMNITIES CONTAINED IN THIS SECTION 8B ARE (A) INDEPENDENT OF TENANT’S AND LANDLORD’S INSURANCE (AS APPLICABLE), (B) WILL NOT BE LIMITED BY COMPARATIVE NEGLIGENCE STATUTES OR DAMAGES PAID UNDER THE WORKERS’ COMPENSATION ACT OR SIMILAR EMPLOYEE BENEFIT ACTS, AND (C) WILL SURVIVE THE END OF THE TERM. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TO THE EXTENT THE INDEMNIFIED LIABILITY, LOSS, COST, DAMAGE OR EXPENSE ARISES OUT OF THE JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, CAUSATION, RESPONSIBILITY OR FAULT OF TENANT AND LANDLORD, WHETHER NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY, EXPRESS OR IMPLIED, PRODUCTS LIABILITY, BREACH OF THE TERMS OF THIS LEASE OR WILLFUL MISCONDUCT, THEN THE INDEMNIFYING PARTY’S OBLIGATION TO THE INDEMNIFIED PERSONS SHALL ONLY EXTEND TO THE PERCENTAGE OF TOTAL RESPONSIBILITY OF THE INDEMNIFYING PARTY IN CONTRIBUTING TO SUCH LIABILITY, LOSS, COST, DAMAGE OR EXPENSE OF THE INDEMNIFIED PERSONS.
C.Tenant’s Insurance.
(1)Tenant. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:
(a)Liability Insurance. Commercial general liability insurance on an occurrence basis on an Insurance Services Office (“ISO”) CG 00 01 or a substitute providing equivalent coverage, including (a) contractual liability coverage applicable to the indemnification provisions contained in this Lease, (b) a severability of interest provision or endorsement, (c) with limits of not less than $2,000,000 per occurrence and not less than $2,000,000 in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than $5,000,000 (if the policies contain a general aggregate limit, it shall be endorsed to apply separately to these premises).
(b)Property Insurance. Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property, including the Tenant Improvements, and betterments thereto. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord and its officers, directors, employees and agents.
(c)Employee Insurance. Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease - Policy Limit	$500,000
Disease - Each Employee	$500,000
(d)Additional Requirements. Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its employees and agents. Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, mortgagee and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8C(1a) on the current ISO additional insured endorsement form, or equivalent form. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have an A.M. Best rating of A VI or better.
(2)Contractors. Tenant shall cause any contractor of Tenant performing work on the Leased Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

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(a)Liability Insurance. Commercial general liability insurance on an occurrence basis on an ISO CG 00 01 form or a substitute providing equivalent coverage, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than $1,000,000 with respect to personal injury, death or property damage.
(b)Employee Insurance. Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease - Policy Limit	$500,000
Disease Each Employee	$500,000
(c)Additional Requirements. Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its officers, directors, employees and agents. Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on the contractor’s insurance policies on the current ISO additional insured endorsement form, or equivalent form.
D.Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five days prior to the Commencement Date and each renewal date and copies of the insurance policies upon request of Landlord. Each certificate will have attached to it policy endorsements providing for 30 days prior written notice of cancellation to Landlord and Tenant and the required additional insured coverages.
Any insurance required to be maintained by Tenant may be maintained on a blanket insurance policy covering one or more other properties then leased by Tenant.
E.Landlord’s Insurance. Landlord shall maintain “All‑Risk” property insurance at replacement cost, including loss of rents, on the Building, and commercial general liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All‑Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements. Upon receipt of written request from Tenant from time to time, Landlord agrees to provide Tenant with a copy of Landlord’s insurance certificate.
9.FIRE AND OTHER HAZARDS.
A.Termination If a fire or other peril causes substantial damage to the Building or the Leased Premises, then to the extent Tenant is unable to use all or any portion of the Leased Premises as a result of such casualty, Tenant shall be entitled to a proportionate abatement of Rent until the earlier of Tenant’s termination of the Lease in accordance with this paragraph or completion of restoration of the Leased Premises. Landlord shall engage a registered architect to certify within one month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Leased Premises to tenantability, using standard working methods. If the architect-determined time needed exceeds either of the following thresholds: (i) 12 months from the beginning of the restoration, or (ii) two months therefrom if the restoration would begin during the last 12 months of the Lease, then in the case of the Leased Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within 30 days after the notifying party’s receipt of the architect’s certificate (phrases (i) and (ii) shall be known as the “Restoration Thresholds”). Additionally, if the actual time to restore the Leased Premises to tenantability exceeds by more than 30 days (the “grace period”) the greater of the architect-determined time needed or the Restoration Threshold, then Tenant shall have the right to terminate this Lease by notice to Landlord within 10 days after the expiration of the grace period; provided, however, commencement of the grace period shall be extended for each day that restoration is delayed

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because of Tenant delays, or changes, deletions or additions in constructions requested by Tenant, or Force Majeure. The termination shall be effective 30 days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Leased Premises which has been untenantable after the casualty.
B.Restoration If a casualty causes damage to the Building or the Leased Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Leased Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Leased Premises which is untenantable.
10.EMINENT DOMAIN.
If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Leased Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Leased Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Leased Premises taken. The entire award for a taking of any kind shall be paid to Landlord. Tenant may pursue a separate award for its trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the award payable to Landlord. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.
11.RIGHTS RESERVED TO LANDLORD.
Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:
A.Name. To change the name or street address of the Building.
B.Signs. To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Leased Premises visible from the common areas or the exterior of the Building.
C.Window Treatments To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Leased Premises that may be visible from the exterior of the Building or any interior common area.
D.Keys. To retain and use at any time passkeys to enter the Leased Premises or any door within the Leased Premises. Tenant shall not alter or add any lock or bolt.
E.Access. To have access to inspect the Leased Premises following reasonable prior notice, and to perform its obligations, or make repairs, alterations, additions or improvements, as and to the extent permitted by this Lease.
F.Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Leased Premises for reoccupancy at any time after Tenant abandons the Leased Premises, without relieving Tenant of any obligation to pay Rent.
G.Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

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H.Show Leased Premises. To show the Leased Premises to prospective purchasers, possible tenants (only if there are 12 months remaining on the Term and Tenant has not exercised its Renewal Option pursuant to Appendix G), brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Leased Premises.
I.Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.
J.Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Leased Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Leased Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Leased Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.
K.Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.
L.Building Services To install, use and maintain through the Leased Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Leased Premises.
M.Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building which does not materially interfere with Tenant’s rights under this Lease.
12.TENANT’S DEFAULT.
Any of the following shall constitute a default by Tenant:
A.Rent Default. Tenant fails to pay any Rent when due and such failure continues for a period of 3 business days after Landlord delivers written notice of such failure, provided that written notice shall not be required more than two times in any Fiscal Year, and after such notices have been provided in any Fiscal Year, then any failure to pay Rent shall be a default if such amount is not paid when due;
B.Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 (Assignment and Sublease) or Section 26 (Hazardous Substances);
C.Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and, this failure continues for 15 days after written notice from Landlord, except that if Tenant begins to cure its failure within the 15 day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the 15 day period shall be extended to such period of time as is reasonably necessary to complete the cure;

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D.Credit Default. One of the following credit defaults occurs:
(1)Tenant or Guarantor (if any) commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant, Guarantor or for any substantial part of its property, or any such proceeding is commenced against Tenant or Guarantor and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant or Guarantor which is not fully stayed within seven days after entry;
(2)Tenant or Guarantor (if any) becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or
(3)Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.
13.LANDLORD REMEDIES.
A.Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Leased Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Leased Premises and deliver possession to Landlord, and Landlord may repossess the Leased Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.
B.Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Leased Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of 5% per annum. If Landlord shall relet any part of the Leased Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Leased Premises relet during the period of the reletting.
C.Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Leased Premises itself, Landlord may relet any part of the Leased Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Leased Premises shall first be applied to the reasonable expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.
D.Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate under Section 2E(2) above until paid.

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E.Waiver of Trial by Jury. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN TRAVIS COUNTY, TEXAS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.
F.Litigation Costs. Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs in enforcing this Lease, if no suit is filed. In the event that any action or proceeding is brought to enforce any term, covenant or condition of this Lease on the part of Landlord or Tenant, the prevailing party in such litigation shall be entitled to reasonable attorney's fees to be fixed by the court in such action or proceeding.
14.SURRENDER.
Upon expiration or termination of this Lease or Tenant’s right to possession, Tenant shall return the Leased Premises to Landlord in good order and condition, ordinary wear and tear and casualty damage excepted. If Landlord requires Tenant to remove any alterations in accordance with and subject to the terms and conditions of this Lease, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Leased Premises to its condition prior to their installation, ordinary wear and tear and casualty loss excepted.
15.HOLDOVER.
Tenant shall have no right to holdover possession of the Leased Premises after the expiration or termination of this Lease without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. If, however, Tenant retains possession of any part of the Leased Premises after the Term, Tenant shall become a month‑to‑month tenant for the entire Leased Premises upon all of the terms of this Lease as might be applicable to such month‑to‑month tenancy, except that Tenant shall pay all of Base Rent at 150% of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord’s direct and consequential damages resulting from Tenant’s holdover, and Tenant shall indemnify and hold Landlord harmless from and against any and all claims made by other tenants or prospective tenants against Landlord for delay by Landlord in delivering possession of the Leased Premises because of any such holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession upon demand, or any other of Landlord’s remedies.
16.SUBORDINATION TO GROUND LEASES AND MORTGAGES.
A.Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within 10 days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination; provided that Tenant shall not be disturbed by any such subordination and/or attornment and this Lease shall remain in full force and effect as against such transferee. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. Landlord agrees to use commercially reasonable efforts to obtain a fully executed Subordination, Attornment, Notice and Non-Disturbance Agreement in the standard form of any mortgagee or other commercially reasonable form as soon as reasonably practicable after request for such signature is made by Landlord or Tenant.
B.Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, at the option of such ground lessor, mortgagee or purchaser, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor,

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mortgagee or purchaser, and such ground lessor, mortgagee or purchaser shall not disturb or interfere with the Lease and Tenant’s possession of the Leased Premises so long as no Event of Default shall occur under the Lease. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within 10 days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.
C.Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.
D.Notice and Right to Cure. Tenant agrees to send notice in the manner specified in Section 22 to any ground lessor or mortgagee identified in a notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within 10 days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.
E.Definitions. As used in this Section 16, “mortgage” shall include “deed of trust” and “mortgagee” shall include “beneficiary” under such deed of trust, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.
17.ASSIGNMENT AND SUBLEASE.
A.In General. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Leased Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Leased Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting up to $1,500. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void.
B.Landlord’s Consent. Landlord will not unreasonably withhold or delay its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if any of the following conditions exist (“Disqualifying Conditions”): (i) Tenant is in default under this Lease beyond any applicable notice and cure period, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant, or has received a proposal from Landlord or its agent during the prior six months, or a party with which Landlord has sent an outstanding lease proposal to , (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Leased Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building, are inconsistent with Class A office buildings, or are in violation of the terms of this Lease or any other leases in the Project, (v) the proposed assignee or subtenant is a government entity, or (vi) the proposed assignment is for less than the entire Leased Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent. Landlord’s determination as to whether a release of Tenant shall be provided on an assignment, if the assignee’s creditworthiness is inferior to that of Tenant, shall be in Landlord’s sole discretion, and Landlord may take into account the creditworthiness and net worth of the proposed assignee and any proffered guarantor. Notwithstanding any subleases by Tenant, Tenant will at all times remain primarily liable and responsible for all Rent, parking charges and costs associated with the subleased premises.

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C.Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least 30 days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least 15 days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least 15 days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.
D.Permitted Transfers. As of the date of this Lease, Tenant is a publicly-traded company registered on the NASDAQ stock exchange under trading symbol: STTK. Accordingly, if subsequent to the Effective Date there occurs (i) a change in ownership of Tenant as a result of a merger, consolidation, reorganization, or joint venture and the new ownership entity fully assumes all obligations of Tenant under this Lease; or (ii) the sale, exchange, issuance, or other transfer of Tenant’s stock, Tenant shall not be required to obtain Landlord’s consent and Landlord shall have no right to delay, alter, or impede any of the foregoing transactions or combinations thereof.
E.Excess Payments. If Tenant shall assign this Lease or sublet any part of the Leased Premises for consideration in excess of the pro‑rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess (after deducting Tenant's reasonable, actual out-of-pocket costs in entering into such sublease or assignment, including without limit, marketing costs, attorney's fees, commissions, and Building-standard improvements) immediately upon receipt.
F.Recapture. In the event that the sublease is for substantially all of the Leased Premises and substantially all of the then remaining Term of this Lease, Landlord may, by giving written notice to Tenant within 15 days after receipt of Tenant’s notice of assignment or subletting, terminate this Lease with respect to the space described in Tenant’s notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease. In the event that Landlord recaptures the Leased Premises, Tenant will pay Landlord the commissions and tenant improvement allowance Tenant would have paid if the sublease or assignment had taken place.
18.CONVEYANCE BY LANDLORD.
If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.
19.ESTOPPEL CERTIFICATE.
Tenant shall, within 10 days of receiving a request from Landlord, execute, acknowledge in recordable form, and deliver to Landlord or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of Tenant, Landlord has committed no uncured defaults and Tenant has no offsets or claims. Tenant may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent estimate, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such certificate and statement within the time required shall be conclusive evidence against Tenant that this Lease, with any amendments identified

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by Landlord, is in full force and effect, that there are no uncured defaults by Landlord, that not more than one month’s Rent has been paid in advance, the amount of any security deposit paid by Tenant, and that Tenant has no claims or offsets against Landlord.
20.SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this Lease, security for the performance of all of its obligations in the amount set forth on the Schedule. If Tenant defaults under this Lease, Landlord may use any part of the Security Deposit to make any defaulted payment, to pay for Landlord’s cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the deposit is used, Tenant shall within five days after demand from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease (“perform” shall include the curing of any default in the performance of Tenant’s obligations) and return the Leased Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within 30 days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease.
21.FORCE MAJEURE.
Landlord and Tenant shall not be in default under this Lease to the extent either is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre emption or prescription, national emergency, epidemic or pandemic, or any other cause of any kind beyond the reasonable control of such party (“Force Majeure”), except that Force Majeure shall not apply to Tenant’s obligation to pay Rent or any other monetary obligations of Landlord or Tenant under this Lease.
22.NOTICES.
All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A.	Landlord. To Landlord as follows:

International Bank of Commerce
500 West 5th
Austin, Texas 78701
Attn: Robert Barnes, Division President

and a copy to:	Graves, Dougherty, Hearon & Moody, PC
401 Congress Avenue, Suite 2700
Austin, Texas 78701
Attn: Bill Locke
	Phone:	(512) 480-5600 or (512) 480-5736
	Fax:	(512) 480-5837
or to such other person at such other address as Landlord may designate by notice to Tenant.

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B.	Tenant. To Tenant as follows:

Shattuck Labs, Inc.
PO Box 301509
Austin, TX 78703
Attn: CEO and General Counsel

and a copy to:	Graves, Dougherty, Hearon & Moody, PC
Armbrust & Brown PLLC
100 Congress Avenue, Suite 1300
Austin, Texas 78701
Attn: Travis Phillips
	Phone:	512) 435-2325
	Fax:	(512) 435-2360
or to such other person at such other address as Tenant may designate by notice to Landlord.
Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier. Hand delivered notices shall be deemed to have been given on the date of hand delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein. Notices sent by facsimile or electronic mail shall be deemed given upon receipt; provided that a copy of any notice sent by facsimile or electronic mail shall also promptly be sent by hand delivery, overnight courier, or United States certified or registered mail.
23.QUIET POSSESSION.
So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Leased Premises against any party claiming through the Landlord.
24.REAL ESTATE BROKER.
Tenant represents to Landlord and Landlord represents to Tenant that each has not dealt with any real estate broker with respect to this Lease except for the Brokers listed in the Key Terms Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Each of Landlord and Tenant shall indemnify and defend the other against any claims by any other broker or third party claiming under the indemnifying party (other than Landlord’s Broker and Tenant’s Broker) for any payment of any kind in connection with this Lease.
25.MISCELLANEOUS.
A.Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.
B.Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount ffor which Tenant is responsible under this Lease or which Landlord renders a statement of account within ten days of Tenant’s receipt of Landlord’s statement.
C.Meaning of “Landlord”, “Re‑Entry, “Including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re‑entry” and “re‑enter” are not restricted to their technical legal meaning. The words “including” and similar words shall

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mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.
D.Time of the Essence. Subject to Section 21, time is of the essence of each provision of this Lease. As used herein, the term “business day” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of Texas or the United States government as legal holidays. All references to “days” that do not specifically refer to “business days” will refer to calendar days. If any date set forth in this Lease for the delivery of any document or the happening of any event should, under the terms hereof, fall on a day that is not a business day, then such date will be automatically extended to the next succeeding business day.
E.No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.
F.Severability. The unenforceability of any provision of this Lease shall not affect any other provision.
G.Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.
H.Lease Modification. Tenant agrees to modify this Lease in any way reasonably requested by a mortgagee which does not cause increased expense to Tenant, increase or impose any additional obligations or responsibilities of Tenant, or otherwise materially or adversely affect Tenant’s interests under this Lease.
I.No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.
J.Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion. Tenant hereby waives any right which Tenant may have to claim any lien or to withhold, abate or deduct from, or offset against rent under Texas Property Code §91.004(b) or otherwise. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.
K.Captions. The captions used in this Lease shall have no effect on the construction of this Lease.
L.Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.
M.Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.
N.Entire Agreement; Counterparts. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease. This Lease may be executed in two or more counterparts, each of which will be deemed an original, which together will constitute one in the same agreement.
O.Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.
P.Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor

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of the Leased Premises, the Building above the ceiling of each floor of the Leased Premises, the exterior of the Leased Premises and the areas on the same floor outside the Leased Premises, along with the areas within the Leased Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.
Q.Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.
R.No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.
S.Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Leased Premises.
T.No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.
U.Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.
V.Rent Not Based on Income. No rent or other payment in respect of the Leased Premises shall be based in any way upon net income or profits from the Leased Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Leased Premises which provides for a rental or other payment based on net income or profit.
W.Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.
X.Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five business days after the same becomes due and payable and such late payment occurs more than once in any twelve month period, then Tenant shall pay a late charge equal to the greater of 5% of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2E(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.
Y.Usury Savings. All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of rent hereunder, and if such amount which would be excessive interest exceeds such rent, then such additional amount shall be refunded to Tenant.
Z.Waiver of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS LEASE, TENANT HEREBY WAIVES THE BENEFIT OF ALL WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY THAT THE LEASED PREMISES ARE SUITABLE FOR ANY COMMERCIAL OR OTHER PARTICULAR PURPOSE.

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AA.Method of Calculation. Landlord and Tenant hereby each acknowledge and agree that they are knowledgeable and experienced in commercial transactions and further hereby acknowledge and agree that the provisions of this Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state precise mathematical formula for determining such charges. ACCORDINGLY, TENANT HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS TO WHICH TENANT MAY BE ENTITLED UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS SAME MAY BE HEREAFTER AMENDED OR SUCCEEDED.
BB.WAIVER OF CONSUMER RIGHTS. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY ADOPTS THIS WAIVER
26.HAZARDOUS SUBSTANCES.
Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Leased Premises as a result of or arising out of the use or occupancy of the Leased Premises by Tenant, Tenant shall pay for such testing. Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from the contamination of the Project with Hazardous Substances as a result of or arising out of the use or occupancy of the Leased Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease.
27.EXCULPATION.
LANDLORD SHALL HAVE NO PERSONAL LIABILITY UNDER THIS LEASE; ITS LIABILITY SHALL BE LIMITED TO ITS INTEREST IN THE PROJECT AND SHALL NOT EXTEND TO ANY OTHER PROPERTY OR ASSETS OF THE LANDLORD. IN NO EVENT SHALL ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, SHAREHOLDER, PARTNER, MEMBER OR BENEFICIARY OF LANDLORD BE PERSONALLY LIABLE FOR ANY OF LANDLORD’S OBLIGATIONS HEREUNDER.
28.LANDLORD’S LIEN LANDLORD HEREBY WAIVES ANY LANDLORD’S LIEN OF ANY KIND WITH RESPECT TO TENANT’S PROPERTY. THIS WAIVER INCLUDES ANY STATUTORY OR CONSTITUTIONAL LANDLORD’S LIEN.
[Signature Pages To Follow.]

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LANDLORD'S SIGNATURE PAGE TO OFFICE LEASE
IN WITNESS WHEREOF, the parties hereto have executed this Lease on the dates set forth below, but to be effective as of the date first set forth above.
LANDLORD:
International Bank of Commerce, Laredo, Texas
a Texas state bank

By:	/s/ Robert Barnes
Name:	Robert Barnes
Title:	President IBC Bank Austin

Date signed:	January 8th, 2021

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TENANT'S SIGNATURE PAGE TO OFFICE LEASE
TENANT:
Shattuck Labs, Inc.,
a Delaware corporation

By:	/s/ Taylor Schreiber

	By:	/s/ Taylor Schreiber
	Name:	Taylor Schreiber, MD, PhD
	Title:	Chief Executive Officer

	Date signed:	January 13, 2021

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APPENDIX A
FLOOR PLAN OF THE LEASED PREMISES

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APPENDIX B
RULES AND REGULATIONS
1.Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Project.
2.The Project directory shall be available to Tenant solely to display names and their location in the Project, which display shall be as directed by Landlord.
3.The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Leased Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Leased Premises and move all such items and waste being taken from the Leased Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.
4.The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.
5.Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
6.Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord (provided that Landlord shall not unreasonably withhold consent to a standard refrigerator, dishwasher, microwave and coffee, soft drink and ice machines); use the Leased Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Leased Premises (preparation and warming of coffee and warming individual meals by employees and guests excepted). Tenant shall not occupy or use the Leased Premises or permit the Leased Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.
7.Tenant shall not bring upon, use or keep in the Leased Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.
8.Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.
9.No additional locks shall be placed upon any doors, windows or transoms in or to the Leased Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. In the event of the loss of keys so furnished, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.
10.Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Leased Premises in any manner except as approved by Landlord.

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11.No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in any elevator, except between such hours and in such elevator as shall be designated by Landlord, and with such padding or other precautions as may be required by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building any item normally taken in or out through any trucking concourse or service doors.
12.Tenant shall cause all doors to the Leased Premises to be closed and securely locked and shall turn off all utilities, lights and machines before leaving the Project at the end of the day.
13.Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.
14.Tenant shall cooperate fully with Landlord to assure the most effective operation of the Leased Premises’ or the Project’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed.
15.Tenant assumes full responsibility for protecting the Leased Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Leased Premises closed and secured.
16.Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.
17.Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.
18.No bicycle or other vehicle and no animals or pets shall be allowed in the Leased Premises, halls, freight docks, or any other parts of the Building except trained assistance animals. Tenant shall not make or permit any noise, vibration or odor to emanate from the Leased Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.
19.Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.
Accordingly:
(a)Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Building identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.
(b)Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.
(c)Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.
20.Tenant shall not do or permit the manufacture, sale, purchase, use or gift of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.
21.Tenant shall not disturb the quiet enjoyment of any other tenant.

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22.Tenant shall not provide any janitorial services or cleaning without Landlord’s written consent and then only subject to supervision of Landlord and at Tenant’s sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.
23.Landlord may retain a pass key to the Leased Premises and be allowed admittance thereto at all times enable its representatives to, in accordance with the terms of this Lease, examine the Leased Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Leased Premises at any time signs advertising the Leased Premises for rent.
24.No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Leased Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.
25.Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.
26.Tenant shall not install or operate any phonograph, musical or sound producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.
27.Tenant shall promptly remove all rubbish and waste from the Leased Premises.
28.Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Leased Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Leased Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.
29.Tenant shall not overload any floors in the Leased Premises or any public corridors or elevators in the Building.
30.Tenant shall not mark, cut, or drill into, drive nails or screws into, or in any way deface any part of the Leased Premises or the Building, outside or inside, without the prior written consent of Landlord.
31.Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s sole discretion, and Landlord’s satisfaction shall be determined in its sole judgment.
32.Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

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APPENDIX C
WORK LETTER
1.    Tenant Improvements.
The term “Tenant Improvements” means all of the work and improvements described and set forth in Construction Drawings approved by Landlord and Tenant to be constructed in the Leased Premises pursuant to this Work Letter.
(a)Space Plan and Construction Drawings.
(1)Space Plan. Landlord has approved the space plans for the Leased Premises as depicted on Appendix A (the “Space Plan”).
(2)Construction Drawings. The Carson Design set of preliminary plans dated November 10, 2020 together with Addendum #1 dated November 20, 2020 and Addendum #2 dated December 4, 2020 (the “Preliminary Plans”) are approved by Tenant and Landlord provided that Tenant revises such Preliminary Plans in accordance with the letter dated December 14, 2020 from Endeavor Real Estate Group to GW Partners (the “Letter”). Tenant’s revised Preliminary Plans in accordance with the Letter shall be known as the “Construction Drawings”.
(b)Tenant Constructs the Tenant Improvements.
(1)Construction Obligation. Tenant shall cause the Tenant Improvements to be constructed, in a good workmanlike manner in the Leased Premises in accordance with the Construction Drawings. The Tenant Improvements shall be performed at the Tenant’s cost, subject to the Landlord’s Contribution.
(2)Construction Management. Tenant shall engage its own construction manager to supervise and coordinate the Tenant Improvement Work and Tenant shall contract with the general contractor. Tenant shall pay to Landlord a construction supervision fee equal to 1.5% of the hard cost portion of the Tenant Improvements for coordinating with Tenant’s construction manager, general contractor and subcontractors.
(3)Approval of Contractor. Tenant shall obtain the prior written consent of Landlord as to the qualification of the contractor Tenant chooses to construct the Tenant Improvements (“Tenant's Contractor”) and the mechanical, electrical and plumbing subcontractors to be engaged in connection with the Tenant Improvements; provided, however, Landlord has pre-approved the following contractors to serve as Tenant’s Contractor: Trimbuilt Construction, Inc., MW3 Associates, RG Tate, S. Watts and Rand. The contractor is to be bondable. If bonds are required by Landlord, they shall be at Landlord’s sole expense and not charged against the Landlord Contribution. Landlord will respond to requests for approval of Tenant's Contractor and the mechanical, electrical and plumbing subcontractors, stating the reasons for any disapproval, within five business days after Landlord receives notice from Tenant specifying the proposed Tenant's Contractor and/or mechanical, electrical and plumbing subcontractors. Landlord shall have no responsibility for any defects or deficiencies in the Tenant Improvements performed by Tenant through Tenant's Contractor, and no approval by Landlord of the identity of Tenant's Contractor or any mechanical, electrical or plumbing subcontractors to be engaged in connection with the Tenant Improvements shall create or give rise to any such responsibility.
(4)Coordination. Tenant shall contract directly with Tenant's Contractor for the performance of the work to construct the Tenant Improvements. Landlord shall cooperate with Tenant and Tenant's Contractor in the performance of such work, including, but not limited to: (i) furnishing adequate water, electricity, freight elevator service, and loading dock (and onsite location for dumpster which may be shared with other tenants); (ii) providing access to Tenant's Contractor on a 24 hour basis, if required by Tenant and reasonably necessary for Tenant to complete such work; provided, however, if such access requires additional security or access control personnel, it shall be at the expense of Tenant; and (iii) cooperating in the connection of any of such work to the Base Building systems; all of which shall be at no cost to Tenant unless specified above.
(5)Insurance. In addition to the insurance required by Section 8C(2) of the Lease, at all times during the period between the commencement of construction of such work and the date such work is

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completed and Tenant commences occupancy of the Leased Premises for business purposes, Tenant shall maintain or cause to be maintained, an installation floater covering Landlord, Landlord’s agents, Landlord’s architects, Landlord’s contractors and subcontractors and Tenant and Tenant’s contractors and subcontractors against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called broad form extended coverage endorsement upon all such work in place and all materials stored at the site of such work and all materials, equipment and supplies of all kinds incident to such work and builder's machinery, tools and equipment used in the construction of such work while in or on the Leased Premises or the Land, or when adjacent thereto, all on a completed value basis to the full insurable value at all times.
2.    Tenant Improvement Allowance.
(a)Amount. Landlord shall contribute the Tenant Improvement Allowance in an amount not to exceed $30.00 per Rentable Square Foot of the Leased Premises (“Tenant Improvement Allowance”) toward the costs actually incurred for the Tenant Improvements and Change Orders (including, without limitation, the following collectively, the “soft costs”: costs incurred in the preparation of the Construction Drawings; architectural, engineering, construction, construction management and permitting fees. Landlord has no obligation to pay for costs of Tenant Improvements or Change Orders in excess of Tenant Improvement Allowance, or to pay to Tenant any portion of Tenant Improvement Allowance remaining after the completion of the construction of the Tenant Improvements. Tenant shall only make one draw request per month unless otherwise approved by Landlord. If any Event of Default under this Lease shall have occurred and shall not have been cured, Landlord shall not be obligated to disburse or apply proceeds of the Tenant Improvement Allowance until such Event of Default has been cured and if no other Events of Default by Tenant exist. The Tenant Improvement Allowance must be used by Tenant no later than nine (9) months after the Commencement Date. If, after completion of the Tenant Improvements any portion of the Tenant Improvement Allowance remains undisbursed as of the 9-month anniversary of the Commencement Date, then the unused Tenant Improvement Allowance shall be applied as a credit (up to and only up to $3.00 per RSF) against the next installment(s) of Rent. If a portion of the Tenant Improvement Allowance remains after such partial credit is applied, such remaining amount shall be forfeited by Tenant.
(b)Draws. The Tenant Improvement Allowance for the Leased Premises shall be disbursed by Landlord monthly, and in any event within 30 days after receipt by Landlord of a draw request. Each draw request shall be accompanied by evidence in form and content reasonably satisfactory to Landlord (including, but not limited to, invoices, draw requests, certificates and affidavits of Tenant, Tenant's Contractor, and, to the extent appropriate, the construction supervising architect and other reasonable evidence of the costs incurred by Tenant) showing: (i) that all outstanding claims for labor, materials, fixtures and equipment have been paid or will be paid with the proceeds of the then current draw; (ii) that there are no liens outstanding against the Leased Premises or the Project arising out of or in connection with the Tenant Improvements; (iii) that all construction prior to the date of the draw request has been done substantially in accordance with the approved Construction Drawings; and (iv) that copies of all bills or statements for expenses for which the disbursement is requested are attached to such draw request.
(c)Overage. In the event the total projected cost of the Tenant Improvements shall exceed the Tenant Improvement Allowance that Tenant may elect to draw upon, upon Landlord’s request Tenant shall provide Landlord with evidence that Tenant has made reasonable arrangement to fund such excess cost (to be borne by Tenant) over such allowance and contribution. Tenant agrees that Tenant will provide for the retainage of appropriate amounts from Tenant’s Contractors in accordance with prudent construction draw practices during the prosecution of the Tenant Improvements and will not seek disbursement of any portion of the Tenant Improvement Allowance and any Additional Tenant Allowance for any amounts retained from Tenant’s Contractors until such retainage amounts are due and owing to such contractors. Landlord and Tenant agree that the final 10% of the Tenant Improvement Allowance shall not be funded by Landlord until the Tenant Improvements have been completed and, if Landlord is not constructing the Tenant Improvements, Tenant has provided to Landlord the information required under Section 3(d) below. At the option of Landlord, (1) each draw request shall be submitted to Landlord at least 30 days prior to the date of the requested advance, and (2) all disbursement requests shall be made at the principal office of Landlord.

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(d)Further Assurances. At the request of Landlord, Tenant shall, at Tenant's sole cost and expense, provide evidence in form and content reasonably satisfactory to Landlord (including, but not limited to, certificates and affidavits of Tenant, Tenant's architect, Tenant's Contractor or such other persons as Landlord may reasonably require) showing: (i) that all outstanding claims for labor, materials and fixtures have been paid; (ii) hat there are no liens outstanding against the Leased Premises or the Project arising out of or in connection with the Tenant Improvements; and (iii) that all construction prior to the date thereof has been done in accordance with the approved Plans and Specifications and any approved Change Orders.
3.    Compliance with Austin Energy Green Building Standards and LEED Regulations. Interior work performed on the Leased Premises will follow AEGB and LEED guidelines, as outlined in Appendix F (AEGB and LEED Guidelines for Tenants).

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APPENDIX D
COMMENCEMENT DATE BASE RENT CONFIRMATION
Landlord:    International Bank of Commerce, Laredo, Texas, a Texas state bank.
Tenant:    Shattuck Labs, Inc., a Delaware corporation
This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Office Lease dated as of ______________, 2020, (the “Lease”) for certain Leased Premises known as Suite 1200 (the “Leased Premises”) in the Building commonly known as IBC Bank Plaza and located at 500 West 5th Street, Austin, Texas. This Confirmation is made pursuant to Paragraph 3 of the Key Terms Schedule to the Lease.
1.Dates. Landlord and Tenant hereby agree that the Commencement Date of the Lease is _____________, 2020, and the Termination Date of the Lease is _______________, 202_.
2.Acceptance of Leased Premises. Tenant has inspected the Leased Premises and affirms that the Leased Premises is acceptable in all respects in its current “as is” condition.
3.Base Rent. Landlord and Tenant agree that the Base Rent is as follows:

Period	Lease Months	Annual Base Rent
Lease Year 1	Lease Months 1 - 12	$ 40.00/RSF*
Lease Year 2	Lease Months 13 - 24	$ 41.00/RSF
Lease Year 3	Lease Months 25 - 36	$ 42.03/RSF
Lease Year 4	Lease Months 37 - 48	$ 43.08/RSF
Lease Year 5	Lease Months 49 - 60	$ 44.16/RSF
Lease Year 6	Lease Months 61 - 65	$ 45.26/RSF
* Base Rent is conditionally abated for Lease Months 1- 5. See Section 2.C(1).
4.Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.
TENANT:
Shattuck Labs, Inc.,
a Delaware corporation

By:
Its

By:
Name:
Title:
Date signed:

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LANDLORD:
International Bank of Commerce, Laredo, Texas

By:
Name:
Title:
Date signed:

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APPENDIX E
JANITORIAL SPECIFICATIONS
I.DEFINITIONS
A.Outside Corridors: corridor areas outside of tenant-enclosed areas which provide access to elevator lobbies.
B.Elevator Lobbies: the floor area and elevator buttons immediately adjacent to elevator entrances which provide access to outside corridors.
C.Elevators: entrances, door frames, doors, door tracks, sills, cabs, and all fixtures, saddles, and floors.
D.Resilient Flooring: vinyl, vinyl asbestos, and asphalt tile floors.
E.Floor Maintenance: sweeping, dust mopping, mopping, scrubbing, waxing, and buffing floors.
F.High Dusting: dusting of all horizontal and vertical surfaces not cleaned during regular nightly cleaning; this term shall exclude ceilings but shall include all air diffusers.
G.As required: Requirements of the Manager.
H.Contractor: The Contractor & its Employees.
I.Owner: International Bank of Commerce, Laredo, Texas.
J.Owner’s Representatives: the Property Manager or such other persons designated by him or by the Owner.
K.Property Manager: the person designated by the Owner for general management of the Project.
DETAILED SPECIFICATIONS – NIGHTLY CLEANING
A.Entire Building (includes Tenant Areas and Common Areas)
1.Sweep all hard-surface floors, including tenant spaces, entrance foyers and vestibules and all public areas, including building corridors; sweep all stone, ceramic tile, marble, concrete, rubber, vinyl and other types of flooring to insure dust-free floors, with special attention given to hard-to-reach areas.
2.Wash non-carpeted or all hard-surface flooring.
3.Vacuum carpeted areas and rugs, moving light furniture other than desks, file cabinets, etc. Refer to Rug & Carpet Institute directives for exact methodology by carpet type and area.
4.Sweep stairways and wash as necessary; vacuum carpeted stairways; and dust handrails, balustrades and stringers as necessary.
5.If carpeted, vacuum carpets of all public corridors and elevators nightly.
6.If resilient tiled, clean and spray buff waxed floors of all public corridors so as to maintain a highly polished surface.
7.Mop up/wash spills, smears and foot tracks throughout, including tenant’s space, as needed, and wash floors in general as required.

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8.Wash and clean all water fountains and coolers, emptying wastewater as needed.
9.Empty and clean all recycling containers, wastepaper baskets and disposal receptacles and wash sanitary cans, paper towel waste cans and any other receptacles (damp dusting as necessary); install liners as necessary.
10.Collect and remove wastepaper, cardboard boxes and waste materials to a designated area in the Leased Premises. Waste and/or rubbish bags shall be furnished by Contractor. Owner shall have the right to approve trash removal containers and janitorial carts.
11.Remove all recyclables, wastepaper, and waste materials to collection area.
12.Dust and wipe clean all fixtures, shelving, desk equipment, telephones, cabinets, and white boards, and clean all glass tables and desk tops as needed.
13.Wash and remove all finger marks, smudges, scuff marks, ink stains, gum or foreign matter from glass desk tops, glass table tops, glass entrances, public and private entrances to offices and elevator doors, glass directory boards, metal partitions and other marks on walls, window sills and other similar surfaces and glass table cabinets as required.
14.Wipe clean and polish, as needed, all brass, stainless steel and other finished metal work including signs, using a non-acid polish.
15.Wipe clean all metal doorknobs, kick plates, directional signs, door thresholds and frames.
B.Lavatories and Restrooms
1.Sweep, damp mop all flooring with approved germicidal detergent solution to remove all spills, smears, scuff marks and foot tracks.
2.Wash and polish all mirrors, powder shelves, bright work and enamel surfaces, including flush-o-meters, piping, toilet seat hinges and all metal. Contractor shall use only non-abrasive material to avoid damage and deterioration to chrome fixtures.
3.Scour, wash and disinfect all basins, bowls and urinals with approved germicidal detergent solution, including tile walls near bowls and urinals. Remove stains as necessary and clean underside of rims of urinals and bowls. Wall surrounding urinals (from a height of 5 feet to the floor) will be washed and disinfected with approved germicidal solution. Partitions between urinals will be washed and disinfected with approved germicidal detergent solution approved by Owner.
4.Wash both sides of all toilet seats with approved germicidal detergent solutions.
5.Disinfect, damp wipe and wash all partitions, enamel surfaces, tile walls, dispensers, doors and receptacles. Spot wash nightly as required.
6.Scour, wash and disinfect all private basins in all tenant Leased Premises throughout the Building.
7.Empty and clean paper towel and sanitary napkin disposal receptacles.
8.Remove wastepaper and refuse, including soiled sanitary napkins, to designated area in the Building, and dispose of same in Owner provided trash containers. All wastepaper receptacles to be thoroughly cleaned and washed.

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9.Fill and maintain mechanical operation of all toilet tissue holders, soap dispensers, towel dispensers, and sanitary napkin vending dispensers; materials to be furnished by Contractor. The filling of such receptacles to be in such quantity as to last the entire business day whenever possible.
10.It is the intention to keep restroom (lavatories) thoroughly clean and not to use a disinfectant to mask odors. If disinfectant is necessary, an odorless disinfectant shall be used.
11.Report to the night supervisor any broken, damaged or improper functioning of any mechanical or plumbing device, including burned-out bulbs and fluorescent tubes.
C.Office Floors, Entrance Lobbies, Elevator Lobbies and Outdoor Corridors
1.It is the intent of this Agreement that the Contractor will, and Contractor agrees to, keep entranceways, lobbies and outside corridors properly maintained and clean and presentable at all times in keeping with the standards of a first-class office building.
2.Sweep and wash flooring and vacuum carpeting, if applicable.
3.Wash flooring, including mats, in main hall.
4.Pick up and put out rain mats when necessary, making sure that they are clean at all times (this work to be performed by day staff).
5.Clean entrance door glass.
6.Clean mail depository and lobby directory, including glass, if applicable.
7.Dust walls and keep free from finger marks, smudges, etc.
8.Clean and polish all elevator lobbies, car thresholds and saddles to remove all stains, dirt, or other similar debris.
D.Elevators
1.Dust and rub down elevator doors, walls, metal work and wood in elevator cabs, vacuum elevator door tracts and saddles.
2.Dust fixtures and diffusers as required.
3.Maintain metal work throughout, including elevator cabs, by cleaning and polishing per instructions from Owner.
4.Maintain floors in elevator cabs as needed and clean thoroughly. If carpeted, remove soluble spots which safely respond to standard spot removal procedures without risk of injury to color or fabric. Cabs to be vacuumed nightly. Remove all chewing gum on floors, walls and rails.
E.Entrance Lobbies and Public Areas
It is the intent of this Agreement that Contractor will, and Contractor agrees to, keep the entrances, lobbies, public areas and the various floors properly maintained and clean and presentable at all times and in keeping with the standards established by Owner. Some of these duties may be provided by day staff.
1.Sweep and damp mop floors and vacuum carpeting, if applicable.

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2.Sweep, vacuum and spot clean all rubber mats, shampooing as needed.
3.Pick up and put out foul weather mats as necessary, making sure that they are kept clean and available for daily use at all times during storage.
4.Clean all entrance doors’ glass, inside and outside.
DETAILED SPECIFICATIONS – PERIODIC (AS REQUIRED) CLEANING
A.Entire Complex
1.Clean lights, globes, diffusers and fixtures as required, but not less than once per quarter.
2.Dust down and damp wipe lobby and exit stairway walls as required, but not less than once per month.
3.Rub down metal and other high-level bright work as required.
4.High Dusting-See below.
5.Floor Maintenance-See below.
B.Lavatories and Restrooms
1.Scrub, wash and polish all partitions, tile walls and enamel surfaces from ceiling to floor as required, but not less than once each week, using proper disinfectant.
2.Dust all lighting fixtures as required.
3.Damp wipe all wall surfacing as required, but not less than once every two months.
4.Clean and disinfect all equipment drains. No acids permitted unless instructed by Owner.
5.Dust ceilings as required and light grates monthly.
6.Clean urinals and bowls with scale-solvent as required, but not less than once per month.
7.Machine scrub flooring as required with approved germicidal detergent solution, but not less than once a month.
C.Entrance Lobbies and Public Areas
1.Wash and/or buff all floors on a weekly basis.
2.Strip and wax floors as needed.
3.Clean light fixtures, diffusers and other fixtures as required to maintain a first-class appearance, but not less than once per month.
4.Remove hand marks from lobby walls as required, but not less than once per month.
5.Rub down metal and other miscellaneous high-level bright work as required.

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MISCELLANEOUS PERIODIC CLEANING
These duties are to be performed as required unless otherwise specified, not less than once each week or as hereinafter provided.
1.Sweep all building stairways and dust rails and fire equipment every two weeks. Mop as required.
2.Wipe clean and polish all aluminum, chrome, stainless steel, brass and other metal work, including trim and hardware, as required, using non-acid polish.
3.Check elevators, stairways, office and utility doors on all floors for general cleanliness as required, removing fingerprints, smudges, and other marks. Clean exterior of all elevator doors of the Building as required.
4.If carpeted, remove spots (anything less than 4 inches in diameter) and thoroughly clean all carpets in public corridors as required.
5.Clean and sweep all vacant areas at least once per month.
6.Clean glass entrance doors as required, at least twice a day (to be performed by Day Staff).
7.Once per month, dust and wash all door louvers and other ventilating louvers within reach.
8.Wash and remove all finger marks, ink stains, smudges, scuff marks and other marks from metal partitions, sills, and all vertical surfaces (floor, walls, windowsills), including elevator doors and other surfaces, as required.
9.Dust and clean electric fixtures, all baseboards, and any other fixtures or fittings in public corridors, as required, but not less than once each week.
HIGH DUSTING
Do all high dusting monthly unless otherwise specified, including the following:
1.Vacuum and/or dust all pictures, frames, charts, graphs and similar wall hangings, not reached in nightly cleaning.
2.Vacuum and dust all vertical surfaces such as walls, partitions, doors, ducts and ventilating louvers, grilles, high moldings and other surfaces not reached in nightly cleaning.
3.Dust all blinds and window frames.
4.Dust exteriors of lighting fixtures.
5.Dust ceiling tiles around ventilators and clean air-conditioning diffusers as required.
FLOOR MAINTENANCE – TENANT AREAS
1.Scrub resilient floor areas, or buff, to maintain in a clean condition or as directed by Owner.
2.A non-staining polymer floor finish that provides a high degree of slip prevention shall be used in all floor maintenance work.
3.Wash and wipe clean all baseboards during floor maintenance operations.
RUBBISH REMOVAL
Contractor agrees to place all rubbish in Owner provided container.

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DETAILED SPECIFICATIONS LOBBY CLEANING – AS NEEDED
1.Wipe clean lobby, marble walls to standards of Class A, commercial office buildings to a height of 15’.
2.Include optional pricing to clean marble walls, columns, and ledges of entire lobby. Price to include frequency and details of all means and methods to be used and not limited to tools, equipment, and chemicals.
GREEN CLEANING
The intent of Owner is to implement a green cleaning program that will reduce the exposure of building occupants and maintenance personnel to potentially hazardous chemical, biological, and micro particulate contaminates. Cleaning service providers will be selected based on their compliance with the credit requirements and standards as listed in the reference guide of LEED-EB Operations and Maintenance, v Jan. 2008. Although not a requirement, special consideration will be given to service providers that have a staff LEED Accredited Professional.
All proposals and performance documents should be provided in 3 ring binders and include a CDR in PDF format in accordance with LEED reporting requirements.
In addition to the above standard appearance levels IBC Bank Plaza also has these specific cleaning requirements in accordance with LEED-EB Operations and Maintenance credit requirements and standards:
I.Entranceways / Loading Dock
Services performed nightly:
a.Sweep and/or vacuum entrance mats - nightly
b.Police all planting beds and sweep outside sidewalk areas. Pick up and/or vacuum trash in and/or along street curb. Wash down all plaza areas when weather permits.
c.Provide quarterly inspection reports of entranceway matting and sidewalks.
d.Remove fingerprints and smudges from directory board, entry doors and metal work – nightly.
e.Maintain building lobby corridors and other public areas in a clean condition.
f.Wash down all surfaces of loading dock – weekly.
g.Wash and/or shampoo mats – weekly.
h.Power wash and scrub all plaza sidewalk areas; special attention to be given to areas outside of loading dock entrances and to any heavily stained areas – weekly.
II.Project Supervisor
Upon completion of nightly duties, the project supervisor will ensure that all offices have been cleaned and left in a neat and orderly condition, all lights have been turned off, and all doors locked. Supervisors will be responsible for completing a Nightly Supervisor Checklist which details any problem encountered during the course of cleaning either the tenant space or the public areas. Contractor is to submit to Owner at the time of his bid presentation a format he will implement to serve as the Nightly Supervisor Checklist.
III.Cleaning Assessment Audit
An audit will be conducted on a quarterly basis by two different and qualified individuals. The results of which shall be submitted to the owner along with a plan of action to address any areas that do not meet the required cleaning effectiveness level. The two assessment audits will survey a representative sample of all area types, a minimum of 30% of all area types, then averaged together to determine appearance level.

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IV.Custodial Training
All maintenance and custodial staff shall be trained in the hazards, use, maintenance, disposal and recycling of cleaning chemicals, dispensing equipment and packaging. Semi-Annual education for all operations, maintenance and custodial staff shall include but is not limited to: Task Training, MSDS, Chemical Use, Cleaning Equipment, Hazardous Spills, and Building Recycling Program. Bidders to include in their submittals an outline list of all training programs.
V.Cleaning Chemical Requirements
We require cleaning companies to use sustainable cleaning products and materials. Products must meet either Green Seal or Environmental Choice standards: GS 37, CCD-110, CCD-146, CCD-148, GS-40, CCD-112, CCD-113, CCD-115, CCD-147, GS-09, GS-01, CCD-082, CCD-086, GS-41, CCD-104. Additionally, all chemical concentrates used for daily cleaning must be a minimum dilution of 1:8. Product cut sheets and MSDS must be included in submittal documents. Special consideration will be given to cleaning service providers that utilize color coding operations.
VI.Cleaning Materials
All cleaning equipment shall meet the minimum sustainability requirements: including micro-fiber tools and wipes, hand towels, toilet tissue, vacuums, floor buffers, burnishers, scrubbers and extractors. Cut sheets showing specifications must be included with submittal package.
VII.Safe Handling and Hazardous Spills
All chemical products brought into the building shall be kept in a locked room with access controlled by building management and/or the cleaning service provider. The cleaning service company at its expense shall provide all necessary personal protective gear and training as specified by the product manufacturer. OSHA, EPA and/or CDC guidelines where appropriate are to be used for cleanup of all hazardous spills. Special attention is also required in providing signage, which is tall and bright enough, to alert all building occupants and visitors to the potential hazard as soon as possible once discovered. Hazardous spills include but are not limited to water and floor stripping activities.
GREEN CLEANING MANUAL
All bidders are required to submit their green cleaning manual that is in concert with the Green Cleaning Policy of this company and this RFP (see the attached Green Cleaning Policy). Listed below are additional requirements not covered in the previous specifications.

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Selection of the service provider should be based on their compliance with the credit requirements and standards as listed by the USGBC in the current reference guide of LEED-EB Operations and Maintenance. The goal of this contract is to achieve 100% compliance for all associated LEED credits as they appear in the current reference guide for Existing Buildings Operations and Maintenance. If seeking certification the goal is to achieve all related and available credit points 14.

Sustainable Sites (SS) Credit 2,	Cleaning of sidewalks, pavement and other hardscapes
Materials & Resources (MR) Credit 6,	Support of waste stream audit
Materials & Resources (MR) Credit 7.1-7.2	Support of recycling program
Indoor Environmental Quality (EQ) 2.1	Occupant Survey (building cleanliness)
Indoor Environmental Quality (EQ) 3.1	Green Cleaning Program
Indoor Environmental Quality (EQ) 3.2-3.3	Cleaning Effectiveness Assessment
Indoor Environmental Quality (EQ) 3.4-3.6	Purchase of Cleaning Products
Indoor Environmental Quality (EQ) 3.7	Cleaning Equipment
Indoor Environmental Quality (EQ) 3.8	Entryway Systems
Cleaning service providers must submit a complete green cleaning program that follows the requirements of all credits listed above. Beyond the credit requirements and standards of LEED, consideration shall be given to service providers that include program elements that address the health and safety of building tenants and custodial staff, specifically:
•Color Coding of Chemicals & Equipment
•Dual chamber Mop Buckets or Flat Mop Systems that eliminate cross-     contamination
•Specialist Cleaning
•Cleaning System
If your company does not utilize the OS-1® system, then you are required to submit a plan that addresses the following specifics:
1.The use / purchase of chemicals, supplies and equipment that meet the sustainability requirements as listed in EQ 3.4-3.6, EQ 3.7.
2.Submit standard operating/cleaning procedures for all cleaning tasks including:     restroom cleaning, vacuuming, office cleaning, entranceways / matting, general     cleaning, hard floor care, and carpet maintenance.
3.Submit cleaning procedures that addresses the requirements for at risk tenants.
4.Custodial staff training of a minimum of 8 hours a year per custodian that includes but not limited to: safe handling and storage of chemicals, hazardous spill cleanup, OSHA right to know and how to read and use material safety data sheets.
5.Continuous improvement policy that evaluates new technologies, procedures and processes to support and stay current with environmental sustainability.
The green cleaning program implemented must also include a communication procedure for collecting occupant feedback that evaluates and implements changes as needed to meet the needs of building occupants, (EQ 2.1).

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The successful bidder will be required to participate with property management in a green project committee and be partially responsible for implementing, auditing and communicating to building occupants the activities of green cleaning. Key Tasks to be achieved:
•Compliance with purchasing of sustainable cleaning materials and equipment (monthly purchasing records to be kept)
•Compliance with cleaning equipment standards, quarterly audit as part of cleaning assessment.
•Quarterly cleaning assessments to be conducted by a LEED-AP and other authorized / approved personnel by building management.
•Quarterly inspection of all log books required on site: training, MSDS book, chemical spec sheets, equipment maintenance and vacuum filter changes. To be done with cleaning assessment.
•Quarterly inspection for proper labeling of all in-use applicator bottles / trigger sprayers.
•Quarterly occupant survey for building cleanliness
•Evaluation of quarterly inspection results and plans to remedy any short comings.
Bidders are required to submit the name of their representative responsible for this committee. If not a LEED-AP with a specialty in EB, then bidders are to include the credentials and qualifications of this person.
DAY SERVICES-PORTERS AND MATRONS (to be billed separately)
Contractor agrees to furnish sufficient day porters and day matrons to perform the following duties:
A.Duties of Day Porters
Sufficient day porters shall be assigned to perform the following services and any additional chores as directed by the building management.
1.Police lobby areas and office plazas.
2.Police and maintain common area elevator lobbies, elevators, elevator cabs, including floors as required. If carpeted, floors in elevator lobbies and cabs to be vacuumed and spots to be removed as required.
3.Lavatories on all floors to be checked by a day porter a minimum of twice a day, morning and afternoon. Check and fill, if necessary, toilet tissue, soap dispensers and towel dispensers.
4.Sweep all entrance sidewalks and plaza areas of the Building as required, but not less than once each week.
5.Keep entrance door glass and frames in clean condition.
6.Clean and polish standpipes and sprinkler Siamese connections as necessary.
7.Properly maintain exterior of the Building from ground level, including, store fronts and other applicable areas; police all planter areas.
8.As directed by Owner, clean, sweep and police Central Plant and mechanical rooms, equipment rooms, fan rooms and other utility rooms regularly.
9.Clean mail drop-off area, corridor to loading dock utility areas, and other areas including floors, walls, ceilings, fixtures. All such areas shall be kept in clean condition to the satisfaction of the Owner.

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EQUIPMENT FURNISHED BY CONTRACTOR
Equipment will be inspected and maintained in clean and serviceable condition. Inspection records to be submitted to Property Manager quarterly.
SPECIAL SERVICES-TENANT (SPECIFIC) REQUESTS
A.It is agreed that Contractor may perform over and above building standard cleaning services to tenants in the Building from time to time upon request by Property Management.
B.Cost of these additional services may be billed directly to the tenant and/or Owner at the option of the Owner. However, under no circumstances shall Contractor enter into any agreement with any tenant without Owner’s approval.
GENERAL
A.Contractor shall insure that all of its employees and/or agents shall abide by all safety rules and regulations which may be promulgated from time to time by either party as they pertain to the Contractor’s operations. Contractor shall also comply with statutory safety regulations as cited in the general specifications.
B.Contractor’s personnel shall not disturb or move papers or other personal, and/or work items on desks, tables or cabinets.

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APPENDIX F
AEGB AND LEED GUIDELINES FOR TENANT
1.Current Regulations: Each tenant space must meet current City of Austin codes with local amendments (including but not limited to energy, building, mechanical, plumbing, and electrical).
2.Building Systems Commissioning: Each tenant must hire a commissioning authority with documented commissioning experience on at least two other building projects. The commissioning authority will verify and ensure that mechanical, electrical and all other energy using systems are installed and calibrated to operate according to the Owner Project Requirements (“OPR”) and Basis of Design (“BOD”). To fulfill the intent of this requirement:
a.The owner must develop the OPR document
b.The design team shall develop the BOD
c.The project team shall include commissioning requirements in the construction documents
d.The project team and commissioning authority shall develop and utilize a commissioning plan
e.The commissioning authority shall verify installation, functional performance, and training of maintenance staff
f.The mechanical designer shall include control sequencing and set points for all design conditions in the construction documents
g.The project team shall provide O & M documentation
h.The commissioning authority shall complete a commissioning report
3.Building Energy Use Efficiency: Each tenant space must not exceed 1.0 w/sf for lighting power density.
4.Building Water Use Reduction: Each tenant must install water efficient fixtures that do not exceed the following flow rates set by the City of Austin:
a.Water closets = 1.28 gpf
b.Urinals = 0.5 gpf
c.Public Lavatory = 0.5 gpm
d.Private Lavatory = 2.2 gpm
e.Kitchen Sink = 2.2 gpm
f.Showerheads = 2.5 gpm
5.Low VOC Paints and Coatings: All paints, primers, and anti-corrosive coatings applied on-site to the interior of the building must not exceed the VOC limit of Green Seal Environmental Standard GS-11, 2008, Section 4.4. Coatings applied on-site to the interior of the building must not exceed the current VOC limit of SCAQMD Rule 1113 for clear wood finishes, floor coatings, stains, sealers and shellacs, and all other applicable coatings.
a.Non-flat topcoat = 100 g/L
b.Flat topcoat = 50 g/L
c.Primer = 100 g/L
d.Anti-Corrosive coating = 250 g/L
6.Storage and Collection of Recyclables: Each tenant space must provide an easily-accessible, clearly marked area dedicated to the collection and separation (if needed) of materials for recycling. At a minimum, the materials to be recycled are:
a.Paper
b.Cardboard
c.Plastic
d.Glass
e.Metal

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7.Construction Waste Management: Each tenant shall recycle and/or salvage at least 50% (by weight) of non-hazardous construction and demolition waste.
8.Minimum Indoor Air Quality Performance: Each tenant space must meet the minimum requirements of Sections 4-7 of ASHRAE 62.1, 2007, Ventilation for Acceptable Indoor Air Quality (with errata but without addenda). Mechanical ventilation systems must be designed using the ventilation rate procedure or the applicable local code, whichever is more stringent.
9.Outdoor Air Delivery Monitoring: Each tenant space must monitor CO2 concentrations within all densely occupied areas (those with a design occupant density of 25 people or more per 1,000 s.f.). CO2 monitors must be between 3 and 6 feet above the floor. Provide a direct outdoor airflow measurement device capable of measuring the minimum outdoor air intake flow with an accuracy of +/- 15% of the design minimum outdoor air rate, as defined by ASHRAE 62.1, 2007 (with errata but without addenda) for mechanical ventilation systems where 20% or more of the design supply airflow serves non-densely occupied areas.
10.Indoor Pollutant Source Control: Each tenant space that has a direct connection to the outside (street level or terraces) must provide a roll-out mat that is at least 10 feet long in the direction of travel and is maintained on a weekly basis by a contracted service organization.
11.Environmental Tobacco Smoke Control: Each tenant space with direct access to the outdoors must install signage that prohibits smoking within 25 feet of all doors or air intake units.

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APPENDIX G
RENEWAL OPTION
1.Renewal Option. So long as Tenant is not then in default under the Lease and is in actual occupancy of the Leased Premises, Tenant shall have one option (the “Renewal Option”) to extend the Term of the Lease for an additional 5 year period, with such period commencing on the date upon which the Lease would have otherwise expired (each a “Renewal Term”). This Renewal Option is personal to Tenant and may not be assigned to any subtenant or assignee. Tenant may only exercise the Renewal Option by notifying Landlord in writing no less than 10 months and no more than 12 months prior to the date upon which the Lease would have otherwise expired that Tenant wishes to extend the term of the Lease (the “Tenant’s Renewal Notice”).   The Leased Premises shall be available on an “as is” basis during the Renewal Term.  Tenant’s failure to notify Landlord of its election to extend the Term of the Lease during the above time period shall render the Renewal Option (and any remaining Renewal Options) null, void, and of no further force and effect, time being of the essence. The terms and conditions of the Lease shall continue to apply without modification during the applicable Renewal Term except that Base Rent shall be determined as provided below.
2.Base Rent. The Base Rent for the Renewal Term shall be 100% of the then-current “market base rent” for the Leased Premises during the Renewal Term (the “Market Base Rent”), which shall be the base rental rates for renewals and/or direct leases (not subleases) for similar space (making appropriate adjustments, in Landlord’s reasonable opinion, for the age of building, quality, size, location, floors, views, concessions, exclusive use of a balcony, and expenses) by “no equity tenants” of comparable credit-worthiness, in Class A, LEED certified, office buildings in the Austin, Texas Central Business District then available for lease. As used herein, “no equity tenants” means tenants which do not have any ownership interest in the landlord entity from which they are leasing.
3.Mutually Agreement as to Base Rent. Landlord shall give Tenant written notice (“Landlord’s Base Rent Notice”), within 20 days after receiving Tenant’s Notice, of Landlord’s determination of the Market Base Rent for the Renewal Term, including any annual escalations. If Tenant agrees with Landlord’s determination, Tenant shall so notify Landlord within 10 days after receipt of Landlord’s Base Rent Notice, and the Market Base Rent for the Renewal Term shall be as stated therein. In the event that Tenant does not agree with Landlord’s determination, Tenant shall so notify Landlord within 10 days after receipt of Landlord’s Base Rent Notice (“Tenant’s Base Rent Notice”), which objection notice must propose an alternative Market Base Rent for the applicable Renewal Term as determined in good faith by Tenant, and Landlord and Tenant shall have 20 days from the date of Tenant’s objection notification to agree upon the Market Base Rent. If Landlord and Tenant fail to agree upon the Market Base Rent for the Renewal Term within such 20-day period, then the Market Base Rent for the Leased Premises shall  be determined by “Baseball Arbitration”, as set forth in Section 4 below.
4.Baseball Arbitration.
(a)Arbitrator Determined Base Rent. If Landlord and Tenant shall fail to agree upon a final and binding Market Base Rent for the Renewal Term as set forth above, then within 15 days after the end of such 20-day period, Landlord and Tenant shall each designate an arbitrator; and within 20 days of Landlord and Tenant each designating an arbitrator, Landlord’s arbitrator and Tenant’s arbitrator shall mutually designate a third arbitrator (collectively referred to herein as the “Arbitrators” and individually as an “Arbitrator”) . If Landlord and Tenant shall fail to timely designate an arbitrator, or if the two Arbitrators shall fail to timely agree upon the choice of such third Arbitrator, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction to designate an arbitrator. The Arbitrators shall each be a licensed real estate broker that (i) is familiar with recent direct leases (not subleases) of Class A office buildings in the Austin, Texas Central Business District, and (ii) has no direct or indirect financial or other business interest in any party hereto or the Building, and is not affiliated with any party hereto. The Arbitrators shall conduct such hearings and investigations as they may deem appropriate and shall, within 30 days after the designation of the third Arbitrator, determine which of the two proposals shall be the Market Base Rent (which shall be either the Market Base Rent proposed by Landlord in the Landlord’s Base Rent Notice or the Market Base Rent proposed by Tenant in Tenant’s Base Rent Notice, but no other amount), such determination to be made by majority vote of the Arbitrators and which vote shall be final and binding upon Landlord and Tenant, provided that the Arbitrators shall not have the power to add to, modify, or change any of the provisions of this Lease. Each party shall pay its own counsel fees and expenses, if

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any, in connection with any arbitration under this Clause, and the parties shall share equally all other expenses and fees of any such Arbitration.
(b)Tenant’s Determination of Market Base Rent Within or Not Within 105% of Landlord’s Determination. In the event that the determination of the Market Base Rent set forth in the Tenant’s Base Rent Notice differs from the determination of the Market Base Rent in the Landlord’s Base Rent Notice by 5% or less per Rentable Square Foot per annum on average for the applicable Renewal Term, then the Market Base Rent shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in the Tenant’s Base Rent Notice and the Landlord’s Base Rent Notice. Only if the determinations set forth in the Tenant’s Base Rent Notice and the Landlord’s Base Rent Notice shall differ by more than 5% per rentable square foot per annum on average for the applicable Renewal Term shall the actual determination of Market Base Rent be made by an arbitrator as set forth in Section 4(a) above.

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APPENDIX H
RIGHT OF FIRST OFFER
1.ROFO.
(a)ROFO. Landlord hereby grants to Tenant a one-time right of first offer (the “ROFO”) to lease premises described as Suite 1205 (“ROFO Space 1”) and the balance of Suite 1200/1215 (“ROFO Space 2”) as depicted in Appendix H-1 (ROFO Space 1 and ROFO Space 2 are collectively known as the “ROFO Space”).
(b)ROFO Notice. ROFO Space 2 is currently vacant and available for lease to a prospective tenant. In the event ROFO Space 1 becomes available during the Initial Term or ROFO Space 2 becomes available during the Initial Term but after a lease terminates with a prospective tenant, Tenant shall be offered the space first before it is offered by Landlord to any other prospect or party (the “ROFO Notice”). The ROFO Notice, as a condition to its effectiveness, shall state the anticipated delivery date as reasonably determined by Landlord (the “Anticipated ROFO Space Delivery Date”).
(c)Acceptance Period. Tenant shall have ten (10) business days after the receipt of the ROFO Notice (the “ROFO Acceptance Period”) to notify Landlord in writing of Tenant’s election to lease the subject ROFO Space, which shall be on the same terms and conditions and with respect to the entire space as set forth in the ROFO Notice.
2.Tenant’s Failure to Notify Landlord Within the ROFO Acceptance Period. If Tenant declines the ROFO Space or fails to so notify Landlord within the ROFO Acceptance Period, then Landlord shall have the right to enter into a lease for such portion of the ROFO Space that was the subject of the ROFO Notice with any third party and Tenant shall have no further rights pursuant to this ROFO.
3.Execution of Lease Amendment. If Tenant properly exercises its ROFO in the manner and within the time period specified herein, then Landlord and Tenant shall, within 20 business days after Tenant delivers to Landlord notice of its election, enter into a written amendment delivered by Landlord to Tenant within five business days after Tenant delivers to Landlord notice of Tenant’s election, modifying and supplementing this Lease based on the business terms contained in the ROFO Notice.
4.Tenant’s Failure to Execute Lease Amendment Within 20-Day Period. If Tenant fails to enter into any such commercially reasonable amendment within the 20 business day period, Landlord, at its option, may deem that Tenant has waived its ROFO with respect to the ROFO Space, and Landlord shall have the right to enter into a lease with any third party with respect to the ROFO Space. Notwithstanding the foregoing, in the event Tenant does not elect to enter into a lease with respect to a portion of the ROFO Space (ROFO Space 1 or ROFO Space 2) as offered by the Landlord, Tenant’s ROFO with regard to the unoffered portion of the ROFO Space (ROFO Space 1 or ROFO Space 2 as applicable) shall remain in force and effect.

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APPENDIX H-1
ROFO SPACE

Suite 1215
4,842 RSF
Suite 1200
8,042 RSF
Suite 1205
4,036 RSF
2020.12.01

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